THE SYMBOL “[--]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

INVENTORY PURCHASE AGREEMENT

DATED AS OF October 28, 2020

by and among

VOICE COMM, LLC

and

TESSCO TECHNOLOGIES INCORPORATED,

TESSCO COMMUNICATIONS INCORPORATED

and

TESSCO INCORPORATED

TABLE OF CONTENTS

Page

Article 1 PURCHASE AND SALE OF PURCHASED ASSETS1

1.1Sale and Purchase1

1.2Purchased Assets2

1.3Excluded Assets2

Article 2 CONSIDERATION AND MANNER OF PAYMENT2

2.1Purchase Price2

2.2Assumed Liabilities3

2.3Excluded Liabilities3

2.4Inventory Closing True-Up Adjustment3

2.5Inventory Post-Closing Purchase Price Adjustment5

2.6Late Payments7

2.7Allocation of Purchase Price7

Article 3 SELLERS’ REPRESENTATIONS AND WARRANTIES7

3.1Organization and Authority8

3.2Title to Purchased Assets8

3.3Litigation8

3.4Compliance with Applicable Laws8

3.5Intellectual Property8

3.6No Conflict10

3.7Conduct of Retail Business10

3.8Licenses and Permits10

3.9Health, Safety and Environment10

3.10Personnel Agreements, Plans and Arrangements11

3.11Finders’ Fees11

3.12Product Liability11

3.13Financial Information11

3.14COVID-19 Pandemic11

3.15No Other Representations and Warranties12

Article 4 BUYER’S REPRESENTATIONS AND WARRANTIES12

4.1Organization12

4.2Authorization12

4.3No Conflict12

4.4Finders’ Fees12

4.5Sufficiency of Funds12

4.6Solvency13

4.7Litigation13

4.8No Other Representations or Warranties13

Article 5 CLOSING13

5.1Time and Place13

5.2Deliveries of Sellers13

5.3Deliveries of Buyer14

5.4Conditions to Closing15

Article 6 COVENANTS17

6.1Restrictive Covenants17

6.2Further Assurances; Consent of Third Parties; Excluded Ventev Inventory20

6.3Ventev Royalty Arrangement and Ventev Website22

6.4Inventory Storage and Shipment; Freight Costs24

6.5Returns24

6.6Prepaid Apple Connectors26

6.7Vendors27

6.8Transfer Taxes28

6.9Investigation; Confidential Information29

6.10European Inventory31

6.11Operation of the Business31

6.12No Solicitation of Acquisition Proposals31

6.13Warranty Matters32

6.14In-Transit Inventory32

6.15Transition Services33

Article 7 TERMINATION33

7.1Termination Events33

7.2Effect of Termination35

Article 8 INDEMNIFICATION36

8.1Indemnification by Sellers36

8.2Indemnification by Buyer37

8.3Indemnification Procedure for Third Party Claims37

8.4Failure to Give Timely Notice39

8.5Survival of Representations, Warranties and Covenants; Time Limits on Indemnification Obligations39

8.6Limitations on Indemnity39

8.7Materiality40

8.8Exclusive Remedy41

8.9Adjustments to Purchase Price41

8.10Setoff41

Article 9 MISCELLANEOUS41

9.1Notices, Consents, etc41

9.2Public Announcements42

9.3Severability43

9.4Amendment and Waiver43

9.5Counterparts43

9.6Execution and Delivery43

9.7Expenses43

9.8Governing Law; Venue43

9.9Waiver of Jury Trial44

9.10Headings44

9.11Assignment44

9.12Definitions44

9.13Entire Agreement49

9.14Third Parties49

9.15Interpretative Matters49

9.16No Strict Construction49

9.17Knowledge49

9.18Schedules49

9.19Injunctive Relief; Specific Performance50

GLOSSARY OF DEFINED TERMS

“Accountants”Section 2.4(c)

“Acquisition Proposal”Section 9.12

“Affiliate”Section 9.12

“Affiliated Group”Section 9.12

“Aggregate Proceeds”Section 2.5(d)

“Agreement”Introduction

“Assigned Ventev Mobile Intellectual Property”Section 6.3(a)

“Assumed Contracts”Section 1.2(b)

“Assumed Liabilities”Section 2.2

“Audit”Section 6.3(c)

“Bill of Sale”Section 5.2(a)

“Business Day”Section 9.12

“Buyer”Introduction

“Buyer Cure Period”Section 7.1(d)

“Buyer Indemnified Party”Section 8.1

“Calendar Quarter”Section 9.12

“Cap Amount”Section 8.6(a)

“Claim Notice”Section 8.3

“Closing”Section 5.1

“Closing Date”Section 5.1

“Closing Schedule”Section 2.4(a)

“Code”Section 9.12

“Collateral Source” Section 8.6(f)

“Competing Business”Section 6.1(b)

“Contract Year”Section 9.12

“COVID-19”Section 9.12

“COVID-19 Pandemic”Section 9.12

“Current Ventev Power Segment”Section 6.3(b)

“Deductible Amount”Section 8.6(a)

“Defense Counsel”Section 8.3

“Defense Notice”Section 8.3

“Deposit Amount”Section 2.1(a)

“Environmental and Safety Requirements”Section 3.9

“Estimated Inventory Value”Section 9.12

“Excess Returned Inventory”Section 6.5(b)

“Excluded Assets”Section 1.3

“Excluded European Inventory” Section 6.10

“Excluded Inventory”Section 9.12

“Excluded Inventory Closing”Section 6.7(a)

“Excluded Liabilities”Section 2.3

“Excluded Ventev Inventory”Section 6.2(e)

“Exercise Notice”Section 6.7(a)

“Final Inventory Value”Section 2.4(a)

“Financial Information”Section 3.13

“Fundamental Representations”Section 8.5

“GAAP”Section 9.12

“Governmental Authority”Section 9.12

“Governmental Order”Section 9.12

“Hazardous Wastes”Section 9.12

“Indemnified Party”Section 8.3

“Indemnifying Party”Section 8.3

“Intellectual Property Assignment Agreements”Section 5.2(e)

“Intellectual Property Coexistence Agreements”Section 5.2(d)

“Intellectual Property Registration Division Requests”Section 5.2(f)

“Inventory”Section 9.12

“Inventory Holdback Amount”Section 9.12

“Law”Section 9.12

“Liabilities”Section 9.12

“Licensed Ventev Mobile Intellectual Property”Section 6.3(a)

“Liens”Section 9.12

“Losses”Section 9.12

“Lowest Cost Value”Section 6.5(a)(ii)

“Mobile Website”Section 6.3(f)

“Net Sales Proceeds”Section 9.12

“Non-Compete Fee”Section 6.1(g)

“Non-Power Accessories”Section 6.3(b)

“Non-Ventev In-Transit Inventory”Section 6.14(a)

“Nonassignable Asset”Section 6.2(c)

“Other Adjustment Inventory”Section 2.5(a)

“Other Adjustment Returned Inventory”Section 2.5(a)

“Organizational Documents”Section 9.12

“Outside Date”Section 7.1(b)

“Overpayment Amount”Section 2.4(d)

“Parent”Introduction

“Parties”Introduction

“Person”Section 9.12

“Power Accessories”Section 6.3(b)

“Prepayment Amount”Section 6.6

“Protest Date”Section 2.4(b)

“Protest Notice”Section 2.4(b)

“Purchase Price”Section 2.1

“Purchase Price Adjustment Period”Section 2.5(b)

“Purchased Assets”Section 1.2

“Qualified Acquiror”Section 6.1(g)

“Recovery Costs”Section 8.6(f)

“Restricted Period”Section 6.1(b)

“Retail Business”Recital B

“Retail Business Employees”Section 3.10

“Retained Businesses”Recital D

“Return Period”Section 6.5(a)

“Returned Inventory”Section 6.5(a)

“Royalty”Section 6.3(b)

“Royalty Term”Section 6.3(b)

“SEC”Recital A

“Seller Entities”Recital A

“Seller” or “Sellers”Introduction

“Seller Cure Period”Section 7.1(c)

“Seller Indemnified Party”Section 8.2

“Seller Taxes”Section 9.12

“SKU”Section 9.12

“Specified Vendors”Section 6.7

“Tax”Section 9.12

“Tax Return”Section 9.12

“Termination Payment”Section 7.2(a)

“Territory”Section 6.1(b)

“Tessco”Introduction

“Tessco Communications”Introduction

“Third Party Claim”Section 8.3

“Tessco Labeled Inventory”Section 2.4(a)

“Transaction Documents”Section 9.12

“Transfer Taxes”Section 6.8

“Transition Ventev Inventory”Section 9.12

“Transition Ventev Inventory Amount”Section 9.12

“Treasury Regulations”Section 9.12

“Underpayment Amount”Section 2.4(d)

“Valuation Model”Section 2.5(a)

“Ventev Mobile Intellectual Property”Section 6.3(a)

“Ventev Products”Section 2.5(a)

“Ventev Returned Inventory”Section 2.5(a)

“Ventev Intellectual Property”Section 3.5(a)

“Ventev Website”Section 6.3(f)

“Warehoused Inventory”Section 6.4(a)

List of Exhibits

Exhibit AForm of Bill of Sale

Exhibit BForm of Intellectual Property Coexistence Agreement

Exhibit C-1Form of Trademark Assignment Agreement

Exhibit C-2Form of Nunc Pro Tunc Trademark Assignment

Exhibit C-3Form of Partial Trademark Assignment - Canada

Exhibit C-4 Form of Patent Assignment Agreement

Exhibit DForm of Intellectual Property Registration Division Request

List of Schedules

Schedule 1.2(b)Assumed Contracts

Schedule 1.2(c)Records, Marketing Materials and Customer Lists

Schedule 1.2(d)Ventev Products Quality Control Equipment and Software

Schedule 2.2(b)Assumed Liabilities

Schedule 2.4(a)Form of Closing Schedule

Schedule 2.5(a)Valuation Model Inventory

Schedule 3.2(a)Title to Purchased Assets

Schedule 3.2(b)Purchased Assets Locations

Schedule 3.3Litigation

Schedule 3.5(a)Intellectual Property

Schedule 3.6No Conflict

Schedule 3.7(a)Conduct of Retail Business

Schedule 3.10(a)Personnel Agreements

Schedule 3.10(b)Employment Claims

Schedule 3.12(a)Product Liability

Schedule 3.12(b)Ventev Products Standard Warranty

Schedule 3.13Financial Information

Schedule 6.1(c)Non-Solicitation

Schedule 6.2(c)Operational Transition

Schedule 6.3(a)Assigned Ventev Mobile Intellectual Property

Licensed Ventev Mobile Intellectual Property

Schedule 6.4(a)Warehoused Inventory

Schedule 6.4(b)Inventory Terms of Movement

Schedule 6.7Specified Vendors

Schedule 6.15Transition Services

INVENTORY PURCHASE AGREEMENT

This INVENTORY PURCHASE AGREEMENT (this “Agreement”), dated as of October 28, 2020, is by and among Voice Comm, LLC, a Delaware limited liability company (“Buyer”), TESSCO Technologies Incorporated, a Delaware corporation (“Parent”), TESSCO INCORPORATED, a Delaware corporation (“Tessco”), and TESSCO COMMUNICATIONS INCORPORATED, a Delaware corporation (“Tessco Communications” and together with Parent and Tessco, “Sellers” or individually, a “Seller”). Buyer and Sellers are referred to together as the “Parties.” Certain capitalized terms used herein shall have the meaning given to such terms in Section 9.12 below.

RECITALS

A.Parent and its subsidiaries, including, without limitation, Tessco and Tessco Communications (collectively, the “Seller Entities”), collectively are a value-added technology distributor, manufacturer, and solutions provider serving commercial and retail customers in the wireless infrastructure and mobile device accessories markets as described in greater detail in Parent’s filings with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, and has securities listed for trading on the Nasdaq Global Market.

B.Prior to the consummation of the transactions contemplated under this Agreement, one area of business which the Seller Entities were engaged was that of manufacturing, marketing, selling and/or distributing mobile device accessories to retail customers (the “Retail Business”).

C.Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the Purchased Assets (as defined below) and the Assumed Liabilities (as defined below), all on the terms and conditions hereinafter set forth.

D.All of the Seller Entities’ assets and businesses, other than the Purchased Assets or Assumed Liabilities (collectively, the “Retained Businesses”), shall not be included in the transactions contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

Article 1
PURCHASE AND SALE OF PURCHASED ASSETS
1.1Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the respective representations and warranties of the Parties, Sellers agree to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer, free and clear of all Liens, and Buyer agrees to purchase the Purchased Assets from Sellers, free and clear of all Liens, on the Closing Date (unless a different date is specified herein) in accordance with the provisions of this Agreement.

1.2Purchased Assets. The term “Purchased Assets” means all of Sellers’ right, title and interest in and to:
(a)all Inventory;
(b)all contract rights with respect to the contracts set forth on Schedule 1.2(b) (collectively, the “Assumed Contracts”);
(c)the records, marketing materials, customer lists, books and records, and accounting records, in each case to the extent listed on Schedule 1.2(c);
(d)the equipment and software used for quality control purposes related to the Ventev Products, in each case to the extent listed on Schedule 1.2(d);
(e)the Ventev Mobile Intellectual Property; and
(f)all rights to claims, causes of action (including the right to sue, assert claims and seek remedies), warranties, indemnities, rights of recovery (including the right to retain any damages, settlements and other amounts), and rights of set-off, made or asserted against any Person after the Closing relating to the items listed above, whether arising from actions or conditions occurring prior to, on, or after the Closing Date.
1.3Excluded Assets. Notwithstanding anything to the contrary contained herein, other than the Purchased Assets, Buyer is not buying, and Sellers are not selling, pursuant to this Agreement, any other assets related to or used in the Retail Business or the Retained Businesses or otherwise owned by Sellers or any of their Affiliates (all such other assets collectively being referred to as the “Excluded Assets”).
Article 2
CONSIDERATION AND MANNER OF PAYMENT
2.1Purchase Price. The aggregate consideration for the purchase of the Purchased Assets shall be the sum of (i) $5,000,000, plus (ii) the Transition Ventev Inventory Amount, plus (iii) the Final Inventory Value, plus (iv) the post-closing Inventory Purchase Price adjustment payment contemplated by Section 2.5 (as may be adjusted herein, the “Purchase Price”) which shall be payable as follows:
(a)Deposit. On or prior to the date hereof, Buyer will pay (or cause to be paid) to Sellers, in cash by wire transfer of immediately available funds to the bank account(s) designated by Sellers, an aggregate amount equal to $1,000,000 (the “Deposit Amount”).
(b)Cash. On the Closing Date, Buyer will pay (or cause to be paid) to Sellers, in cash by wire transfer of immediately available funds to the bank account(s) designated by Sellers, an aggregate amount equal to (i) $5,000,000, plus

(ii) the Transition Ventev Inventory Amount, plus (iii) the Estimated Inventory Value, minus (iv) the Inventory Holdback Amount, minus (v) the Deposit Amount.
(c)Inventory Post-Closing Purchase Price Adjustment. Buyer will pay (or cause to be paid) the purchase price adjustment payments in the amounts and on the dates specified in Section 2.5.

On or before the Closing Date, the Parties shall jointly prepare a certificate certifying the Estimated Inventory Value as of the Closing. The form of such certificate is set forth on Schedule 2.4(a) and shall be used to determine the cash payment to be delivered on the Closing Date pursuant to Section 2.1(b)(iii). In all cases, the Estimated Inventory Value will be determined using the “buckets” in the Valuation Model (as defined below). For the avoidance of doubt, the Tessco Labeled Inventory shall not be included in such certificate or included in the Estimated Inventory Value.

2.2Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume and agree to pay, perform and discharge when due the following Liabilities of Sellers (the “Assumed Liabilities”): (a) Liabilities arising under the Assumed Contracts after the Closing Date, other than any Liability relating to or arising from any breach, or event, circumstance or condition that with notice, lapse of time or both would constitute or result in a breach, by Sellers, on or before the Closing Date, of any of their obligations thereunder, and (b) Liabilities arising under the purchase orders set forth on Schedule 2.2(b) for any Transition Ventev Inventory (other than Excluded Ventev Inventory) which has been ordered but is in production or in transit as of the Closing; provided, however, that such Liabilities shall be considered Assumed Liabilities only when such Transition Ventev Inventory included in such purchase order is received by Buyer, as further provided in Section 6.14. Buyer agrees and acknowledges that it shall be exclusively liable for and satisfy all of the Assumed Liabilities.
2.3Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, and regardless of whether such Liability is disclosed in this Agreement, in any of the Transaction Documents, on any Schedule hereto or thereto or otherwise, and regardless of Buyer’s, or any of its Affiliate’s or their respective directors’, managers’, officers’, employees’, agents’ or representatives’ knowledge or awareness of any Liability, whether learned in connection with Buyer’s due diligence investigation of the Retail Business and the Purchased Assets or otherwise, except for the Assumed Liabilities expressly set forth in Section 2.2, Buyer will not assume, agree to pay, perform or discharge or in any way be responsible for any Liabilities of Sellers (with all such Liabilities being referred to herein as the “Excluded Liabilities”). Sellers agree and acknowledge that they shall be exclusively liable for and satisfy all of the Excluded Liabilities.
2.4Inventory Closing True-Up Adjustment.
(a)Post-Closing Physical Inventory Count. As promptly as practicable, but in no event later than fourteen (14) Business Days, following the Closing Date, Buyer and Sellers shall finalize the physical count of the Inventory to determine the quantity of such Inventory and the corresponding value of such Inventory, in the aggregate, in each case as of the Closing (including, for this purpose, the value of all Non-Ventev In-Transit Inventory received by Buyer after the Closing as contemplated by Section 6.14(a)) (the “Final Inventory Value”). The physical count of the Inventory shipped from Sellers to Buyer from and after the date hereof shall be counted and certified at the point of shipment, and Inventory which Sellers continue to hold for Buyer from and after Closing pursuant to Section 6.4 shall be jointly counted by the Parties at Sellers’ warehouse. In all cases the Final Inventory Value will be determined using the “buckets” in the Valuation Model (as defined below). On or before the date that is thirty (30) days following the Closing Date, Buyer or its representatives shall prepare a schedule in the form of Schedule 2.4(a) setting forth Buyer’s determination of the Final Inventory Value (the “Closing Schedule”) and shall deliver the Closing Schedule to Sellers. Inventory shall only be included in the Final Inventory Value on the Closing Schedule if it is saleable as new in the ordinary course of business, undamaged, in the original vendor’s packaging and finished. The Closing Schedule will use the same format and methodology as used in calculating the Estimated Inventory Value pursuant to Section 2.1. Any Inventory which contains Sellers’ custom labeling (which Sellers shall use their commercially reasonable efforts to remove prior to Closing) shall not be deemed to be saleable as new in the ordinary course of business and undamaged and shall not initially be included in the Final Inventory Value but will be listed on the Closing Schedule at zero value (the “Tessco Labeled Inventory”). The Closing Schedule also shall include a list of any Tessco Labeled Inventory. During Sellers’ thirty (30) day review period of the Closing Schedule, as described in Section 2.4(b), Sellers will have the opportunity to remove any custom labeling at their own cost and expense and, upon such removal, the Parties agree that such Inventory would be included in the Final Inventory Value (so long as it is thereafter saleable as new in the ordinary course of business and undamaged), in each case using the applicable “buckets” from the Valuation Model. For the avoidance of doubt, in no event will Sellers’ right to cure any Tessco Labeled Inventory as set forth above extend any of the time periods or deadlines set forth in this Section 2.4.
(b)Protest Notice. Upon receipt of the Closing Schedule, Sellers will be given reasonable access upon reasonable notice to Buyer’s relevant books, records and personnel during business hours for the purpose of verifying the Final Inventory Value and the Closing Schedule. Prior to the date which is thirty (30) days after Buyer’s delivery of the Closing Schedule (the “Protest Date”), Sellers may deliver written notice to Buyer (the “Protest Notice”) setting forth any objections which Sellers may have to the Closing Schedule. The sole permissible grounds for objection shall be that the Final Inventory Value was not calculated in accordance with the requirements set forth in Section 2.4(a); provided, however, the Parties agree that any Non-Ventev In-Transit Inventory received by Buyer pursuant to Section 6.14(a) from and after the Closing, including during Sellers’ thirty (30) day review period of the Closing Schedule, shall be included in Sellers’ Protest Notice and shall thereafter be included as part of the Final Inventory Value. The Protest Notice shall specify in reasonable detail any contested amounts and the basis therefor and shall include a schedule in the form of Schedule 2.4(a) setting forth Sellers’ determination of the Final Inventory Value, including the value of any Non-Ventev In-Transit Inventory received after the Closing pursuant to Section 6.14(a). If a Protest Notice is not delivered prior to the Protest Date, the Final Inventory Value as set forth on the Closing Schedule shall be final, binding and non-appealable by Sellers. If a Protest Notice is delivered prior to the Protest Date, any amounts not disputed therein shall be final, binding and non-appealable by Sellers.
(c)Resolution of the Protest. If Buyer and Sellers are unable to resolve any disagreement with respect to the Closing Schedule and the determination of the Final Inventory Value set forth therein within thirty (30) days following Buyer’s receipt of the Protest Notice, then only the amounts in dispute will be referred to BDO (the “Accountants”) for final determination as soon as practicable under the circumstances (and in any event no later than sixty (60) days after such referral). The determination by the Accountants of the amounts in dispute shall be based solely on presentations by Buyer and Sellers and their respective representatives, and shall not involve the Accountants’ independent review. Any determination by the Accountants shall not be outside the range defined by the respective amounts in the Closing Schedule proposed by Buyer and Sellers’ proposed adjustments thereto set forth in the Protest Notice, and such determination shall be final, binding and non-appealable. Buyer and Sellers shall each bear the percentage of the fees and expenses of the Accountants equal to the proportion (expressed as a percentage and determined by the Accountants) of the dollar value of the disputed amounts determined in favor of the other Party by the Accountants.
(d)Final Inventory Value Adjustment. Within five (5) Business Days after the final determination of the Final Inventory Value in accordance with this Section 2.4: (i) if the Estimated Inventory Value is greater than the Final Inventory Value (such amount, the “Overpayment Amount”), then Buyer shall retain such Overpayment Amount from the Inventory Holdback Amount and Buyer shall pay to Sellers the remainder of the Inventory Holdback Amount, in cash by wire transfer of immediately available funds; provided, however, that if the Inventory Holdback Amount is less than the Overpayment Amount, Buyer shall retain the entire Inventory Holdback Amount and Sellers shall pay to Buyer an amount equal to the difference between the Inventory Holdback Amount and the Overpayment Amount, in cash by wire transfer of immediately available funds to an account designated by Buyer; (ii) if the Estimated Inventory Value is less than the Final Inventory Value (such amount, the “Underpayment Amount”) then Buyer shall pay to Sellers an amount equal to such Underpayment Amount plus the entire Inventory Holdback Amount, in cash by wire transfer of immediately available funds to an account designated by Sellers; and (iii) if the Estimated Inventory Value equals the Final Inventory Value, then there shall be no adjustment to the Estimated Inventory Value paid at the Closing and Buyer shall pay to Sellers the entire Inventory Holdback Amount, in cash by wire transfer of immediately available funds to an account designated by Sellers.
2.5Inventory Post-Closing Purchase Price Adjustment.

(a)Generally. Following the Closing, Buyer shall pay to Sellers purchase price adjustment payments associated with sales by Buyer after the Closing of the following Inventory: (i) mobile-device accessory Ventev-branded Inventory (the “Ventev Products”), including any Ventev Products which constituted Returned Inventory (the “Ventev Returned Inventory”), but in each case excluding Transition Ventev Inventory, and (ii) Inventory in the “buckets” in the Valuation Model set forth on Schedule 2.5(a) (the “Valuation Model”) that has a [--] (the “Other Adjustment Inventory”), including any such Other Adjustment Inventory which constitutes Returned Inventory (“Other Adjustment Returned Inventory”), but in each case excluding the Inventory in the “buckets” on line items [--] in the Valuation Model.
(b)Term. The term of such purchase price adjustment (the “Purchase Price Adjustment Period”) shall be [--] following the Closing in the case of the Ventev Products and Ventev Returned Inventory, and [--] following the Closing in the case of the Other Adjustment Inventory and Other Adjustment Returned Inventory (in each case, without any extension based on when any such Returned Inventory was actually received by Buyer).
(c)Percentage. The post-Closing purchase price adjustment percentage shall be (i) for the Ventev Products and Ventev Returned Inventory[--] to Sellers and [--] to Buyer, and (ii) for the Other Adjustment Inventory and Other Adjustment Returned Inventory, [--] to Sellers and [--] to Buyer.
(d)Calculation. The amount subject to the post-Closing purchase price adjustment shall be the Net Sales Proceeds actually received by Buyer from sales or other disposition of the applicable Inventory or received by Buyer from a vendor due to the return of the applicable Inventory (the “Aggregate Proceeds”) (i) in the case of Ventev Products and Other Adjustment Inventory, in excess of the [--] amount in the Valuation Model for such bucket of Inventory, (ii) in the case of Ventev Returned Inventory and Other Adjustment Returned Inventory, [--] as set forth in Section 6.5 and (iii) in either case in respect of sales, dispositions or receipts for which the applicable third party is contractually obligated (by accepted purchase order or otherwise) to make payment during the Purchase Price Adjustment Period pursuant to payment terms which are consistent with the past practices of the Retail Business, so long as the Aggregate Proceeds in respect thereof are received no later than [--] after the end of the applicable Purchase Price Adjustment Period.
(e)Cap. Buyer’s obligation to make post-Closing purchase price adjustment payments to Sellers for each bucket of Inventory shall cease when Sellers have received for such bucket of Inventory total consideration (in the form of the Purchase Price payments payable under Sections 2.1(iii) and 2.1(iv)) equal to the column titled [--]for such Inventory based on the actual value of such Inventory, in each case, as set forth in the Valuation Model.
(f)Payment. Buyer shall pay to Sellers the post-Closing purchase price adjustment payments (i) in the case of Ventev Products and Other Adjustment

Inventory, within thirty (30) days of the end of each Calendar Quarter following the Closing with respect to sales of the applicable Inventory (and receipt of Net Sales Proceeds therefor) during such Calendar Quarter (with the first payment to be for the Calendar Quarter ended [--]), but in each case only after Buyer has recouped [--], (ii) in the case of Ventev Returned Inventory and Other Adjustment Returned Inventory, within thirty (30) days after the end of [--] Purchase Price Adjustment Period, respectively, but in each case only after Buyer has recouped [--], and (iii) in the case of Aggregate Proceeds received within three (3) months after the end of the applicable Purchase Price Adjustment Period, within thirty (30) days of the end of such three (3)-month period.
(g)Existing Buyer Inventory. With respect to sales of Inventory post-Closing that have the same SKUs as existing Buyer inventory as at Closing, a listing of which Buyer shall deliver to Sellers on or before the Closing Date, for purposes of the post-Closing purchase price adjustment, such sales of SKUs shall be allocated [--] to sales of Inventory (with the Aggregate Proceeds thereof subject to the post-Closing purchase price adjustment) and [--] to sales of existing Buyer inventory (with such amount not subject to the post-Closing purchase price adjustment). For clarification purposes, all Transition Ventev Inventory shall be considered part of Buyer’s inventory for the immediately preceding sentence once received by Buyer. To the extent the allocation method in this Section 2.5(g) results in a depletion of existing Buyer inventory of such SKU to zero, any further sales of such SKU will be allocated [--] to sales of Inventory (with the Aggregate Proceeds thereof subject to the post-Closing purchase price adjustment).
2.6Late Payments. The Parties agree that any payments finally determined to be owing from Buyer to Sellers, or from Sellers to Buyer, pursuant to this Article 2 or otherwise, that are not timely made for any reason the unpaid amount shall accrue interest at the rate of [--]from the date such amount becomes due and owing until the date paid.
2.7Allocation of Purchase Price. The Parties agree that the entirety of the Purchase Price is allocable to the Inventory; provided, however, that [--] shall be allocated to the covenants set forth in Section 6.1. No Party shall take any position inconsistent with the provisions of this Section 2.7 on any Tax Return, in any proceeding before any Governmental Authority, in any report made for Tax purposes, or otherwise, unless required to do so by a final “determination” (within the meaning of Section 1313(a) of the Code).
Article 3
SELLERS’ REPRESENTATIONS AND WARRANTIES

Except as set forth in the applicable section or subsection of the Disclosure Schedules (or any other referenced section of subsection of the Disclosure Schedules if it is readily apparent on the face of such disclosure that the disclosure applies to such other referenced section or subsection), Sellers hereby jointly and severally represent and warrant to Buyer as follows:

3.1Organization and Authority. Each Seller is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each Seller has full power, right and authority to enter into and perform such Seller’s obligations under this Agreement and each of the Transaction Documents to which such Seller is a party. The execution, delivery and performance by each Seller of this Agreement and each of the Transaction Documents to which such Seller is a party has been duly and properly authorized by all requisite action in accordance with applicable Laws and with the Organizational Documents of such Seller. This Agreement, and each of the Transaction Documents to which each Seller is a party, have been duly executed and delivered by each Seller and (assuming due authorization, execution and delivery by Buyer) are the valid and binding obligation of such Seller and are enforceable against such Seller in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).
3.2Title to Purchased Assets.
(a)Except as set forth on Schedule 3.2(a), Sellers have good title to all of the Purchased Assets, free and clear of Liens. Sellers have the full power and authority to carry on the Retail Business as it is now being conducted and to own or hold under lease the properties and assets Sellers now own or hold under lease related to the Retail Business. Sellers have the right to convey, and upon the consummation of the transactions contemplated by this Agreement, Sellers will have conveyed and Buyer will be vested with, good title in and to the Purchased Assets being sold by Sellers hereunder, free and clear of all Liens.
(b)The Purchased Assets are held by Sellers at the locations listed on Schedule 3.2(b) under the lease, consignment agreement or other arrangement described thereon.
3.3Litigation. Except as set forth on Schedule 3.3, as of the date of this Agreement there is no suit, action, proceeding, investigation, claim or order pending or, to Sellers’ Knowledge, threatened against Sellers related to the Purchased Assets before any Governmental Authority. Sellers are not subject to any unsatisfied judgment, order or decree of any Governmental Authority related to the Purchased Assets. Sellers are not engaged in any legal action to recover monies due to Sellers or for damages sustained by Sellers related to the Purchased Assets. There have been no litigation matters to which any Seller was a party during the three (3) years preceding the date of this Agreement related to the Purchased Assets.
3.4Compliance with Applicable Laws. Sellers are, and at all times during the three (3) years prior to the date hereof has been, in compliance in all material respects with all Laws applicable to the ownership and use of the Purchased Assets as owned and operated by Sellers.
3.5Intellectual Property.

(a)Schedule 3.5(a) sets forth a true, correct and complete list of all intellectual property that is used in connection with, or otherwise related to, the Ventev Products (the “Ventev Intellectual Property”). Sellers own and possess all right, title and interest in and to the Ventev Intellectual Property, and all information, approvals, certifications, documents, drawings and other items directly related to the Ventev Products. Sellers have taken all reasonably necessary actions to maintain and protect each item of Ventev Intellectual Property. Sellers have the right to assign all right, title and interest in and to the Assigned Ventev Mobile Intellectual Property, and to license the Licensed Ventev Mobile Intellectual Property, free and clear of all Liens, according to the terms of this Agreement. The Ventev Mobile Intellectual Property constitutes all of the intellectual property necessary for Buyer to conduct its business as currently proposed to be conducted and engage in such other conduct as contemplated herein and in a manner substantially consistent with how Sellers engaged in such practices (as applicable) prior to the date hereof. At the Closing, Buyer will have the right to use the Ventev Mobile Intellectual Property on identical terms and conditions as Sellers enjoyed immediately prior to the Closing. Sellers have not granted any other party any right or license to use any of the Licensed Ventev Mobile Intellectual Property, and from and after the Closing, Buyer shall have the exclusive right to use, reproduce and otherwise exploit the Licensed Ventev Mobile Intellectual Property in accordance with the terms and conditions of the Intellectual Property Coexistence Agreement. The Ventev Intellectual Property is valid, in full force and effect and has not expired or been cancelled, abandoned or otherwise terminated, and payment of all applicable renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. Except as set forth on Schedule 3.5(a), (i) no claim by any third party contesting the validity, enforceability, use or ownership of the Ventev Intellectual Property has been made, is currently outstanding or threatened, and there is no reasonable basis for any such claim; (ii) neither Sellers nor any registered agent of any Seller has received any notices of, or is aware of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to the Ventev Intellectual Property, nor have Sellers, or any registered agent of any Seller received any notices of claims of infringement or misappropriation of or other conflict with any intellectual property of any third party; (iii) Sellers have not infringed, misappropriated or otherwise violated any intellectual property of any third parties, or is aware of any infringement, misappropriation or conflict which will occur as a result of the continued use of the Purchased Assets as presently conducted or as currently proposed to be conducted; and (iv) to the Knowledge of Sellers, no Person is infringing or otherwise violating the Ventev Intellectual Property.
(b)Sellers own the domain name registration for the Ventev Website and own all rights necessary to grant Buyer the exclusive right to fulfill any orders placed from the Mobile Website. The Ventev Website and the Mobile Website will function in accordance with the description set forth in Section 6.3 of this Agreement and will be merchantable and fit for the purposes set forth therein or reasonably implied or inferred therefrom.

3.6No Conflict. Neither the execution nor delivery of this Agreement and the Transaction Documents by Sellers, nor the performance by Sellers of the transactions contemplated hereby or thereby will:
(a)violate or conflict with or result in a breach of any provision of any Law or Governmental Order binding on Sellers or the Purchased Assets;
(b)constitute a default under the Organizational Documents of any Seller or any Assumed Contract;
(c)result in the creation or imposition of any Lien upon any of the Purchased Assets; or
(d)require any authorization, consent or approval by, or notice to, any third party, including Governmental Authorities.
3.7Conduct of Retail Business. Since July 21, 2020: (a) except as set forth on Schedule 3.7(a), Sellers have conducted the Retail Business only in the ordinary course of business consistent with past custom and practice; (b) Sellers have incurred no Liabilities other than in the ordinary course of business consistent with past custom and practice; and (c) there has been no Material Adverse Effect.
3.8Licenses and Permits. Sellers do not hold any permits, licenses, or franchises, including from any Governmental Authorities, related to the current ownership and use of the Purchased Assets, except (a) as set forth in each Seller’s Organizational Documents, and (b) qualifications to do business and other ordinary course business or Tax filings.
3.9Health, Safety and Environment. Sellers are in compliance in all material respects with all federal, state and local Laws relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended, in each case, solely with respect to, and as applicable to, the Ventev Products (“Environmental and Safety Requirements”). Sellers have not in the past three (3) years generated, transported, treated, stored or disposed of any Hazardous Wastes related to the Ventev Products, except in compliance in all material respects with Environmental and Safety Requirements. Sellers have not in the past three (3) years been subject to, or received any notice (written or oral) of any private, administrative or judicial action, or any notice (written or oral) of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Wastes in, under or upon any real property owned or used by Sellers in connection with the Ventev Products, and there is no reasonable basis for any such notice or action; and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Authority or any other entity regarding the Ventev Products and relating to health, safety or protection of the environment. No facts, events or conditions with respect to the past or present ownership or use of the Ventev Products exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Ventev Products under any Environmental and Safety Requirement based on any such fact, event or circumstance, including liability for cleanup costs, personal injury or property damage.

3.10Personnel Agreements, Plans and Arrangements. Schedule 3.10(a) lists each outstanding contract with employees, agents, consultants or advisers who currently provide services to the Retail Business as a majority portion of such individual’s duties (“Retail Business Employees”). Sellers have complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes in relation to the Retail Business. Except as set forth on Schedule 3.10(b), there are no administrative charges or court complaints pending or, to Sellers’ Knowledge, threatened against Sellers as it relates to the operation of the Retail Business or related to any of the Purchased Assets before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of any Retail Business Employees.
3.11Finders’ Fees. There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Sellers who is entitled to any fee or commission from Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement.
3.12Product Liability. Except as set forth on Schedule 3.12(a), there are not presently pending or, to Sellers’ Knowledge, threatened, proceedings or demand letters, in each case relating to any alleged defect in design, manufacture, materials or workmanship, relating to the Purchased Assets and, to Sellers’ Knowledge, there is no reasonable basis for any such proceedings or demand letters. A copy of Sellers’ standard warranty related to Ventev Products is set forth on Schedule 3.12(b). Sellers do not provide any other warranty related to any of the other Purchased Assets other than Ventev Products. All Ventev Products (a) are free of any material design defects and (b) comply in all material respects with all contractual requirements, covenants and express or implied warranties applicable thereto and are not subject to any material term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services. Sellers have not extended to any of their customers any written, non-uniform product warranties, indemnifications or guarantees related to the Purchased Assets, other than the warranty set forth on Schedule 3.12(b).
3.13Financial Information. Schedule 3.13 sets forth true, correct and complete copies of certain financial information provided from Sellers to Buyer in connection with the Inventory and the Retail Business (the “Financial Information”). The Financial Information has been prepared in accordance with the books and records of the Seller Entities in accordance with GAAP and is true and correct in all material respects as of the date of this Agreement and as of the Closing (subject to any updates to the Financial Information agreed between the Parties on or prior to the Closing Date).
3.14COVID-19 Pandemic. Since the onset of the COVID-19 Pandemic, Sellers have complied, in all material respects, with all laws and guidelines from Governmental

Authorities relating to COVID-19 that are applicable to the Retail Business and the Purchased Assets.

3.15No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 (including the related portions of the Disclosure Schedules), none of the Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Retail Business and the Purchased Assets furnished or made available to Buyer and its representatives or as to the future revenue, profitability or success of the Retail Business.
Article 4
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Sellers as follows:

4.1Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.
4.2Authorization. Buyer has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it is a party have been duly authorized in accordance with applicable Laws and Buyer’s Organizational Documents. This Agreement and each of the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Sellers) are the valid and binding obligation of Buyer and are enforceable against Buyer in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).
4.3No Conflict. Neither the execution and delivery of this Agreement and the Transaction Documents by Buyer, nor the performance by Buyer of the transactions contemplated hereby or thereby will: (a) violate or conflict with or result in a breach of any provision of any Law or Governmental Order binding on Buyer; (b) constitute a default under the Organizational Documents of Buyer; or (c) require any authorization, consent or approval by, or notice to, any third party, including Governmental Authorities.
4.4Finders’ Fees. There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.
4.5Sufficiency of Funds. Buyer believes it has sufficient financial resources, including access to financing, to enable it to make payment of each of the components of the Purchase Price (based on projected volume of Inventory at Closing) and consummate the transactions contemplated by this Agreement and the Transaction Documents.

4.6Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate access to capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Affiliates.
4.7Litigation. As of the date of this Agreement, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer that may be reasonably likely to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement or the Transaction Documents.
4.8No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.
Article 5
CLOSING
5.1Time and Place. Unless this Agreement shall have been terminated pursuant to Section 7.1, the closing of the transactions that are the subject of this Agreement (the “Closing”) shall be held remotely and/or telephonically at 10:00 a.m. Eastern Time, no sooner than November 15, 2020 (unless agreed to by the Parties), subject to the satisfaction or, to the extent permitted, waiver of all of the conditions in Section 5.4 (other than those conditions which by their nature are to be satisfied or, to the extent permitted, waived, at the Closing but subject to the satisfaction or, to the extent permitted, waiver, of such conditions), or at such other time or place as the Parties shall mutually agree (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.
5.2Deliveries of Sellers. At the Closing, Sellers will execute and deliver, or cause to be executed and delivered, to Buyer simultaneously with the delivery of the items referred to in Section 5.3 below:
(a)a bill of sale, assignment and assumption agreement with respect to the Purchased Assets and the Assumed Liabilities, in the form of Exhibit A (the “Bill of Sale”), duly executed by Sellers;
(b)a Secretary’s Certificate of Parent (or equivalent), together with resolutions of the Board of Directors of Parent authorizing the execution and delivery of this Agreement and the Transaction Documents, certified by an officer of Parent as having been duly and validly adopted and in full force and effect;
(c)a certificate of an officer of each Seller, dated as of the Closing Date, certifying pursuant to Treasury Regulations Section 1.1445-2(b)(2), that such Seller is not a “foreign person” within the meaning of Sections 1445 and 897 of the Code;
(d)the Co-Existence and Trademark License Agreement, in the form of Exhibit B (the “Intellectual Property Coexistence Agreement”), duly executed by Tessco and Tessco Communications;
(e)the Trademark Assignment Agreement in the form of Exhibit C-1, the Nunc Pro Tunc Trademark Assignment, in the form of Exhibit C-2, the Partial Trademark Assignment - Canada, in the form of Exhibit C-3 and the Patent Assignment Agreement, in the form of Exhibit C-4 (together, the “Intellectual Property Assignment Agreements”), in each case duly executed by the applicable Seller party thereto;
(f)all Intellectual Property Registration Division Requests, in the form of Exhibit D (the “Intellectual Property Registration Division Requests”), duly executed by the applicable Seller party thereto;
(g)evidence of the release of all Liens against the Purchased Assets and consents from such secured parties (if necessary) to the consummation of the transactions contemplated by this Agreement; and
(h)such other documents and instruments as Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Buyer shall be in form and substance reasonably satisfactory to Buyer.

5.3Deliveries of Buyer. At the Closing, Buyer will deliver to Sellers simultaneously with the delivery of the items referred to in Section 5.2 above:
(a)the payment of the cash portion of the Purchase Price required to be paid at Closing, as provided in Section 2.1(b);
(b)the Bill of Sale, duly executed by Buyer;
(c)a Secretary’s Certificate of Buyer (or equivalent) and resolutions of the Board of Managers (or equivalent) of Buyer authorizing the execution and delivery of this Agreement and the Transaction Documents, each such item certified by an officer of Buyer as having been duly and validly adopted and in full force and effect;

(d)a sales and use tax exemption/resale certificate, duly executed by Buyer from New Jersey and any other state to which Buyer instructs Sellers to ship Inventory in connection with Closing;
(e)the Intellectual Property Coexistence Agreement, duly executed by Buyer;
(f)the Trademark Assignment Agreement in the form of Exhibit C-1, the Partial Trademark Assignment - Canada, in the form of Exhibit C-3 and the Patent Assignment Agreement, in the form of Exhibit C-4, in each case duly executed by Buyer;
(g)all Intellectual Property Registration Division Requests, duly executed by Buyer; and
(h)such other documents and instruments as Sellers or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Sellers shall be in form and substance reasonably satisfactory to Sellers.

5.4Conditions to Closing.
(a)Conditions Precedent to Obligations of Buyer and Sellers. The respective obligations of the Parties to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Party for whose benefit such condition exists) on or prior to the Closing Date of each of the following conditions.
(i)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect on the Closing Date which would prohibit, enjoin or restrain the consummation of the transactions contemplated by this Agreement to occur on the Closing Date or otherwise making such transactions illegal.
(ii)This Agreement shall not have been terminated in accordance with Section 7.1.
(b)Conditions Precedent to Obligation of Sellers. The obligation of Sellers to consummate and cause the consummation of the transaction contemplated by this Agreement shall be subject to the satisfaction (or waiver by Sellers) on or prior to the Closing Date of each of the following conditions.
(i)The representations and warranties of Buyer contained in Article 4 (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and word of similar import set forth therein) shall have been accurate on the date of this

Agreement and shall be accurate as of the Closing Date as though made on and as of the Closing Date, except as has not, or would not, individually or in the aggregate, reasonably be expected to, prevent or materially delay the ability of Buyer to perform its obligations under this Agreement (including to consummate the transactions contemplated hereby).
(ii)Buyer shall have performed and complied in all material respects with all covenants contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing.
(iii)Buyer shall have delivered a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 5.4(b)(i) and Section 5.4(b)(ii) have been satisfied.
(iv)Buyer shall have executed, or caused to be executed, and delivered to Sellers the documents set forth in Section 5.3, and each such agreement and document shall be in full force and effect.
(c)Conditions Precedent to Obligation of Buyer.
(i)The representations and warranties of Sellers contained in Article 3 (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and word of similar import set forth therein) shall have been accurate on the date of this Agreement and shall be accurate as of the Closing Date as though made on and as of the Closing Date, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii)Sellers shall have performed and complied in all material respects with all covenants contained in this Agreement that are required to be performed or complied with by them on or prior to the Closing.
(iii)Sellers shall have delivered a certificate of an authorized officer of Sellers, dated as of the Closing Date, to the effect that the conditions specified in Section 5.4(c)(i) and Section 5.4(c)(ii) have been satisfied.
(iv)Sellers shall have executed, or caused to be executed, and delivered to Buyer the documents set forth in Section 5.2, and each such agreement and document shall be in full force and effect.
(v)Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

Article 6
COVENANTS
6.1Restrictive Covenants.
(a)Sellers’ Acknowledgement. Each Seller agrees and acknowledges that in order to assure that the Purchased Assets will retain their value it is necessary that each Seller and its Affiliates undertake not to utilize their present special knowledge of the Retail Business to compete with Buyer and the Retail Business during the Restricted Period (as defined below) after the Closing except as expressly permitted herein. Each Seller further acknowledges that: (i) Buyer has been and/or will be engaged in business similar to and competitive with the Retail Business; (ii) Sellers and their Affiliates possess extensive knowledge and a unique understanding of the Retail Business as well as confidential information concerning the Retail Business; (iii) the agreements and covenants contained in this Section 6.1 are essential to protect Buyer and the value and goodwill of the Purchased Assets and are a material inducement and condition precedent to Buyer’s willingness to enter into this Agreement and pay for the Purchased Assets; and (iv) Buyer may be irreparably damaged if any Seller or their Affiliates were to provide services or any products to any Person in violation of the provisions of this Section 6.1.
(b)Non-Compete. Each Seller hereby agrees that for the five (5) year period beginning on the Closing Date (the “Restricted Period”), neither Sellers nor any of their Affiliates (including the other Seller Entities) shall, directly or indirectly, as an investor, lender, security holder, partner, member, director, manager, officer, employee, customer, agent, or in any other individual or representative capacity, (x) own, operate, manage, control, engage or participate in any manner in, or (y) act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages or participates in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Retail Business or any business competitive with the Retail Business as operated by the Seller Entities as of the Closing Date (a “Competing Business”) anywhere in the world (the “Territory”). Notwithstanding the foregoing, the Seller Entities shall be permitted to (i) sell, distribute and market any otherwise competing mobile-device accessory products solely to Seller Entities’ value added resellers and commercial customers (which does not include retail customers); provided that (A) Buyer shall be the exclusive supplier to the Seller Entities for all such mobile-device accessory products that Buyer offers for sale as of immediately after the Closing and (B) the Seller Entities shall purchase such mobile-device accessory products from Buyer at a value equal to the cost of any such products [--], as reasonably determined by Buyer in good faith; and (ii) take the actions permitted in Sections 6.1(g), 6.2(d), 6.2(e), 6.5(f), 6.6, 6.7(c) and 6.10. For the avoidance of doubt, (1) the Seller Entities’ commercial business as operated on the date of this Agreement shall not be considered a Competing Business for any purpose hereunder and (2) for purposes of clause (y) above, Sellers and each of their respective Affiliates shall be permitted to provide consultancy, advisory or other services to, or otherwise assist, any Person to the extent that such services or assistance is not directly related to the Retail Business.
(c)Non-Solicitation. Each Seller hereby agrees that during the Restricted Period none of the Sellers nor any of their Affiliates (including the other Seller Entities) will directly or indirectly engage, recruit, solicit for employment or engagement, offer employment to or hire, or otherwise seek to influence or alter any relationship with, without the prior written consent of Buyer, (x) any Person who was employed by Sellers on the Closing Date or at any time during the one hundred eighty (180) days immediately preceding the Closing Date, and who is hired by Buyer as of the Closing or (y) the employees of Buyer set forth on Schedule 6.1(c); provided, however, that Sellers will not be in breach of the covenant contained in this Section 6.1(c) if (i) the applicable Person is offered a position after three (3) months after the termination of such Person’s employment (or independent contractor’s engagement) by Buyer; (ii) Buyer agrees in writing in advance to waive the covenant contained in this Section 6.1(c) with respect to such Person or (iii) Sellers offers employment through public advertising or general solicitations not targeting employees or independent contractors of Buyer. Without limiting the generality of the provisions of Section 6.1(b), Sellers hereby agree that during the Restricted Period, none of the Sellers nor any of their Affiliates shall, directly or indirectly, without the prior written consent of Buyer request or advise any Person who is a customer or vendor of the Retail Business or of Buyer as of the Closing Date to withdraw, curtail or cancel any such customer’s or vendor’s business with the Retail Business or of Buyer.
(d)Non-Disparagement. From and after the Closing Date, neither Buyer, on the one hand, nor Sellers or the other Seller Entities, on the other hand, shall, during the Restricted Period, make any oral or written statement (including via the internet or social media) that disparages or places the other Party or the Retail Business or Retained Businesses in a false or negative light, except in connection with a proceeding, mediation or similar adjudicative process (including a determination of the Final Inventory Value pursuant to Section 2.4(c)) pursuant to which Buyer, Sellers or any of their respective Affiliates is enforcing its rights under this Agreement or a legal proceeding in which Buyer, Sellers or any of their respective Affiliates is under oath or responding to a subpoena or is otherwise required by Law to cooperate with a Governmental Authority.
(e)Blue Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 6.1 too lengthy or the Territory too extensive, the other provisions of this Section 6.1 shall nevertheless stand, the Restricted Period herein shall be deemed to be the longest period permissible by applicable Law under the circumstances and the Territory herein shall be deemed to comprise the largest territory permissible by applicable Law under the circumstances. The court in each case shall reduce the time period and/or Territory to permissible duration or size.

(f)Remedies. Each Party acknowledges and agrees that the covenants set forth in this Section 6.1 are reasonable and necessary for the protection of Buyer’s or Sellers’ business interests, that irreparable injury will result to Buyer or Sellers (as applicable) if the other Party or any of its Affiliates breaches any of the terms of said restrictive covenants, and that in the event of actual or threatened breach of any such restrictive covenants, Buyer or Sellers (as applicable) will have no adequate remedy at Law. Each Party accordingly agrees that in the event of any actual or threatened breach by the other Party hereto or any of its Affiliates of any of the covenants set forth in this Section 6.1, Buyer or Sellers (as applicable) shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Buyer or Sellers (as applicable) from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of any damages which it is able to prove.
(g)Acquisition Transaction. Notwithstanding anything to the contrary in this Agreement, the restrictions on Sellers and their Affiliates set forth in Section 6.1(b) shall not apply to a bona fide, unaffiliated third party purchaser of all or substantially all of the Seller Entities’ collective assets or at least a majority of Parent’s issued and outstanding common stock, or to any successor-in-interest to Parent by merger or other business combination, or to any subsequent successor under similar circumstances (a “Qualified Acquiror”); provided, that (i) if such Qualified Acquiror elects to avoid the application of the restrictions set forth in Section 6.1(b), such Qualified Acquiror shall provide written notice of such election to Buyer either prior to or within thirty (30) days after the consummation of such acquisition and, subject to compliance with clause (ii) below, Section 6.1(b) shall cease to apply to such Qualified Acquiror and its Affiliates following receipt of such notice by Buyer; and (ii) if such acquisition is consummated and the election set forth in clause (i) is made before the expiration of the Restricted Period, then Sellers or such Qualified Acquiror shall pay to Buyer an amount (the “Non-Compete Fee”) determined by multiplying $5,000,000.00 by a fraction, the numerator of which is the number of months remaining until the originally scheduled expiration of the Restricted Period (including the month during which such acquisition was consummated) and the denominator of which is sixty (60), with such payment to be made by Sellers’ or such Qualified Acquiror’s payment to Buyer of the balance of the Non-Compete Fee in cash by wire transfer of immediately available funds within five (5) days of when the election is delivered to Buyer. For the avoidance of doubt, the Parties acknowledge that the payment of any Non-Compete Fee as contemplated above (or the determination of the amount thereof) is not reflective of the actual value of the restrictions set forth in Section 6.1(b) and will not modify the amount allocated to the restrictive covenants for Tax purposes pursuant to Section 2.7.

6.2Further Assurances; Consent of Third Parties; Excluded Ventev Inventory.
(a)From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 7.1, and subject to compliance with applicable Law, to the extent reasonably requested by Buyer, Sellers shall provide to Buyer and its representatives (i) information regarding the Retail Business, the Purchased Assets and the Assumed Liabilities as reasonably requested by Buyer, (ii) reasonable access during normal business hours to the properties, books, records, contracts and financial information and operating data of the Retail Business, the Purchased Assets and the Assumed Liabilities to the extent reasonably requested by Buyer, in each case to facilitate the consummation of the transactions contemplated by this Agreement, (iii) reasonable access to the Retail Business’s vendors, employees, inventory SKUs and other information to assist Buyer’s preparation for operational transition of the Retail Business at the Closing, (iv) reasonable access to customers of the Retail Business subject to participation by Sellers in any conversations with such customers, or Sellers’ prior written consent (which may not be unreasonably withheld, conditioned or delayed) to Buyer’s engagement in discussions without Sellers’ participation, and (v) assistance with the operational transition matters described on Schedule 6.2(a); provided, however, that Buyer and its representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Sellers or the Retail Business. In no event shall Sellers be obligated to provide such access or information if Sellers determine, in their reasonable judgment, that doing so may: (A) violate applicable Law, an order, a contract or any other obligation of confidentiality or any other obligation owing to a third Person; (B) jeopardize the protection of the attorney-client privilege or any other privilege or immunity; or (C) expose Sellers to risk of liability for disclosure of sensitive, confidential or personal information.
(b)From time to time following the Closing, Sellers and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, acquittances and other instruments, and shall take such further actions, as may be reasonably necessary to transfer fully to, and vest in, Buyer and its permitted successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the Transaction Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
(c)Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to transfer or assign any Purchased Asset that by its terms or by Law is nonassignable or cannot be transferred or assigned without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Asset”) unless and until (i) such consents shall have been obtained or (ii) Buyer notifies Sellers that such Purchased Asset should be transferred or assigned notwithstanding the absence of a required consent or the right to cancel such Nonassignable Asset in the event of a transfer or assignment hereunder, in which event such Purchased Asset shall not be a Nonassignable Asset for purposes of this Agreement and shall instead be transferred and assigned hereunder notwithstanding the absence of such required consent or any right to cancel such Purchased Asset. To the extent permitted by applicable Law, in the event any required consent cannot be or is not for any reason obtained prior to the Closing, from and after the Closing Sellers and Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to develop a mutually agreeable arrangement under which (A) Buyer would obtain the benefits and assume the obligations under such Nonassignable Assets in accordance with this Agreement or (B) such Nonassignable Assets would be held, as of and from the Closing, by Sellers in trust for Buyer and the covenants and obligations thereunder would be performed by Buyer in Sellers’ name and all benefits, obligations and liabilities existing thereunder would be for Buyer’s account (including indemnifying Sellers with respect to any claims from such third party). If after the Closing any Nonassignable Asset becomes assignable, Sellers shall promptly notify Buyer and reasonably cooperate to assign or transfer such previously Nonassignable Asset to Buyer without payment of any further consideration therefor.
(d)From and after the Closing, Sellers authorize Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer’s sole cost and expense, to perform all the obligations and receive all the benefits of Sellers under the Nonassignable Assets.
(e)From and after the date of this Agreement, Buyer will use commercially reasonable efforts (with reasonable support from Sellers) to establish a commercial relationship with each of Sellers’ customers related to the sale of Transition Ventev Inventory from and after the Closing Date. Notwithstanding the foregoing, however, if Buyer is unable to establish a commercial relationship with such customers prior to the Closing, the corresponding Transition Ventev Inventory held by Sellers for sale to such customer shall be retained by Sellers and not sold as Inventory hereunder unless and until a commercial relationship is established with such customer (such excluded Transition Ventev Inventory, the “Excluded Ventev Inventory”). Sellers will have the right to fulfill customer contracts, purchase orders or other agreements with such customers with the Excluded Ventev Inventory free from any restriction (including, for the avoidance of doubt, any restrictions set forth in Section 6.1). If Buyer is unable to establish a commercial relationship with such customers [--] after the Closing, and such customers have not agreed to purchase such Excluded Ventev Inventory from Sellers, then Sellers will thereafter have the right to sell or liquidate such Excluded Ventev Inventory free from any restriction (including, for the avoidance of doubt, any restrictions set forth in Section 6.1) and will not be limited to selling such Excluded Ventev Inventory solely to such customers; provided, however, that Sellers must first offer, on three (3) Business Days’ prior written notice, to sell such Excluded Ventev Inventory to Buyer on the same terms on which Sellers propose to sell or liquidate such Excluded Ventev Inventory.

(f)From and after the Closing, Sellers shall maintain an electronic backup of all books, records, contracts and financial information and operating data of the Retail Business, the Purchased Assets and the Assumed Liabilities which are not transferred to Buyer, in each case in accordance with Sellers’ data retention policies in effect on the date hereof. Sellers shall provide Buyer with reasonable access during normal business hours to such books, records, contracts and financial information and operating data, upon reasonable advance request by Buyer; provided, however, in no event shall Sellers be obligated to provide such access or information if Sellers determine, in their reasonable judgment, that doing so may: (i) violate applicable Law, an order, a contract or any other obligation of confidentiality or any other obligation owing to a third Person; (ii) jeopardize the protection of the attorney-client privilege or any other privilege or immunity; or (iii) expose Sellers to risk of liability for disclosure of sensitive, confidential or personal information.
6.3Ventev Royalty Arrangement and Ventev Website.
(a)Effective as of the Closing, Seller and Buyer will enter into all of the Intellectual Property Coexistence Agreements, Intellectual Property Assignment Agreements, and Intellectual Property Registration Division Requests. Subject to the terms and conditions herein and therein, Sellers have agreed to (x) sell, convey, assign and transfer to Buyer all of Sellers’ right, title and interest in and to the U.S. and Canadian Ventev Intellectual Property solely with respect to mobile device accessories, which includes (i) the registrations and applications for registration set forth on Schedule 6.3(a) once divided as contemplated therein, (ii) all common law rights related thereto, (iii) all information, approvals, certifications, documents, drawings and other items directly related to the Ventev Products, and (iv) all goodwill associated therewith (the “Assigned Ventev Mobile Intellectual Property”); and (y) grant to Buyer the perpetual, exclusive, irrevocable, royalty-free, fully paid-up, sublicenseable right and license to use, reproduce and otherwise exploit, the foreign (other than the Canadian) Ventev Intellectual Property solely with respect to mobile device accessories, including the registrations and applications for registration set forth on Schedule 6.3(a) (the “Licensed Ventev Mobile Intellectual Property,” and together with the Assigned Ventev Mobile Intellectual Property, the “Ventev Mobile Intellectual Property”), all as more specifically set forth therein.
(b)In consideration for the assignment and license, as applicable, of the Ventev Mobile Intellectual Property by Sellers to Buyer hereunder, during each Contract Year of the Royalty Term, Buyer shall pay to Sellers a royalty equal to: (i) [--] for any mobile accessories for powering mobile phones (i.e., charging cables, USB power adapters, car charging adapters and related items) (“Power Accessories”) that contain the Ventev Mobile Intellectual Property and that are sold into the segment of the market in which the Power Accessories are currently sold (i.e., the segment in which Ventev currently competes with brands such as “Belkin” and “Griffin”) (the “Current Ventev Power Segment”); and (ii) [--] for all other mobile accessories (for example, mobile cases and IOT devices) (“Non-Power

Accessories”) that contain the Ventev Mobile Intellectual Property (subsections (i) and (ii), together, the “Royalty”). For purposes hereof, the first Contract Year shall begin on the Closing Date and end on December 31, 2021. Subject to the terms and conditions herein, Buyer’s Royalty obligations shall remain in full force for [--]  (the “Royalty Term”). In no event shall the Royalty for any Contract Year be greater than [--].  By way of illustration, if application of the Royalty percentage in the second Contract Year for sales of the Power Accessories would otherwise yield a Royalty of [--], Buyer shall only be obligated to pay a Royalty [--].
(c)Buyer shall provide to Sellers a Royalty report concurrently with making each Royalty payment, which shall show the sales figures for the Power Accessories and Non-Power Accessories for the applicable Contract Year that were the basis of which Buyer’s Royalty payments were calculated. The Royalty payment for each Contract Year shall be due upon the earlier of: (i) March 15th; or (ii) the completion of Buyer annual audited financial statements for the applicable Contract Year (the “Audit”); provided, however, that in no event shall the Royalty payment for the first Contract Year be due before the earlier of March 15, 2022, or completion of the Audit for fiscal year 2021. If the Audit has not been completed by March 15th following the end of any Contract Year, Buyer shall make the Royalty payment based upon Buyer’s good faith assessment of the Royalty calculation for such Contract Year. If an Audit is completed and identifies that: (A) the payment made by Buyer of the estimated Royalty was less than the actual Royalty owed for such Contract Year, Buyer agrees to pay Sellers the difference; or (B) the actual Royalty should have been less than the estimated Royalty payment made by Buyer, Sellers agree to refund to Buyer the difference. Any and all such true-up payments shall be made within seven (7) Business Days of the completion of the Audit.
(d)At any point during the Royalty Term, Buyer shall have the right to buy-out the remaining Royalty Term by paying to Sellers: (1) in the event (i) a third party purchases all or substantially all of Buyer’s assets or at least a majority of Buyer’s issued and outstanding equity interests; or (ii) Buyer undergoes a bankruptcy, dissolution, reorganization or winding up, and, in each case, a one-time payment equal to the difference of [--] less any Royalty paid through such date; or (2) at any other time, a one-time payment equal to the difference of [--] less any Royalty paid through such date.
(e)During the Royalty Term, Buyer shall not create a new brand under which it sells accessories that would compete with Power Accessories sold by Sellers as of the date hereof in the Current Ventev Power Segment; provided, however, that Buyer may use the Ventev Mobile Intellectual Property and/or create new brands in other segments of the market. Notwithstanding the foregoing, nothing shall limit Buyer’s ability to create new brands identifying products other than Power Accessories.
(f)Sellers shall own the website www.ventev.com (“the “Ventev Website”). During the Royalty Term, Sellers shall maintain the landing page found at www.ventev.com and the related domain name registration, and such landing page shall direct users to a website owned, operated and controlled by Buyer for the purpose of advertising, promoting, and/or selling the Ventev Products (the “Mobile Website”). If, however, Sellers decide to stop using the Ventev Intellectual Property or decide to cease maintaining the Ventev Website, and if Buyer has made all Royalty payments due and owing, Sellers shall provide Buyer with thirty (30) days’ prior written notice of their decision and shall offer to assign to Buyer all of Sellers’ rights in and to (i) the Ventev Website, (ii) the related domain name registration and (iii) any Ventev Website content at no fee, and shall take any actions requested by Buyer to implement a smooth and orderly transfer of such assets to Buyer, including completing, executing and delivering to Buyer any written agreements or assignments that may be needed to secure such ownership rights as Buyer may reasonably request; provided, however, that if Sellers elect to assign all of Sellers’ rights in and to the Ventev Website to Buyer and Buyer refuses to accept such assignment, Sellers shall be permitted to deactivate the Ventev Website.
(g)Sellers shall maintain and operate the Ventev Website in a manner substantially consistent with their historical use of such website prior to the date hereof (including in terms of quality and level of service). Sellers shall not collect, store, or maintain any identifiable customer information from the Ventev Website in the course of directing customers to the Mobile Website.
6.4Inventory Storage and Shipment; Freight Costs.
(a)For a maximum of [--] after the Closing Date, Sellers agree to store the Inventory set forth on Schedule 6.4(a) (the “Warehoused Inventory”) in a segregated area in Sellers’ warehouses at no cost to Buyer. All risk of loss, insurance and other third party expenses of storing the Warehoused Inventory shall be borne by Buyer, except as otherwise set forth in this Section 6.4. Sellers may, in their sole discretion and upon request from Buyer, extend the date through which the Warehoused Inventory is stored beyond the initial [--] period, subject to Sellers and Buyer agreeing in good faith to reasonable terms for storage of any Warehoused Inventory beyond such initial [--] period (including reasonable fees for such extension period).
(b)From and after the date hereof, the Parties shall move Inventory in accordance with the terms set forth on Schedule 6.4(b).
6.5Returns.
(a)At any time after the Closing [--] after the Closing Date (the “Return Period”), Sellers may, in their sole discretion upon written notice to Buyer, require Buyer to purchase from Sellers any Inventory sold by Sellers to its customers prior to Closing which was returned to Sellers after the Closing (“Returned Inventory”), subject to the following terms and conditions:

(i)Buyer’s obligation to purchase Returned Inventory (other than Excess Returned Inventory) shall cease when the [--] as set forth in the Valuation Model, of all Returned Inventory purchased by Buyer is equal to $[--];
(ii)the purchase price for any unit of Returned Inventory shall be [--] of the [--] of such Inventory as set forth in the Valuation Model [--] (except in the case of [--], which shall be at [--] of Sellers’ all in cost);
(iii)Sellers will not take any unreasonable action to trigger returns post-Closing and Buyer will not incentivize customers to return items to Sellers;
(iv)all Returned Inventory will be returned to Sellers, Sellers will process such Returned Inventory in a manner consistent with Sellers’ past practices, Sellers shall issue the applicable customer a return credit and, thereafter, Sellers shall deliver such Returned Inventory to Buyer no later than ten (10) Business Days after Sellers’ issuance of a credit to the applicable customer;
(v)all Returned Inventory must be compatible with the related device that is then being sold by the applicable manufacturer in the ordinary course of business as part of such manufacturer’s current product lineup (e.g., as of the date hereof, for the iPhone, the following models: 12, 11, SE and Xr) (in each case, as determined at the time of the return by reference to the applicable manufacturer’s website);
(vi)with respect to the Ventev Products, only current universal SKU’s will be eligible for return, and not end of life products (in each case, as reasonably determined by Buyer at the time of the return);
(vii)the applicable Returned Inventory will be subject to standard Buyer return merchandise authorization conditions (i.e., the product must be in original packaging, must not be damaged, etc.); and
(viii)Buyer shall pay the aggregate purchase price for all Returned Inventory (subject to the [--]cap set forth in Section 6.5(a)(i)) as follows: [--] of the purchase price shall be paid no later than sixty (60) days after the Return Period and the remaining [--] of the purchase price shall be paid no later than [--] after the Return Period.
(b)With respect to any Returned Inventory which would otherwise be subject to the terms set forth in this Section 6.5 but for the application of the [--] cap set forth in Section 6.5(a)(i) (the “[--]”), Sellers may, in their sole discretion upon written notice to Buyer, require Buyer to purchase such Excess Returned Inventory at a price equal to [--] of the [--] of such Inventory (except in the case of Transition Ventev Inventory, which shall be at [--]) as set forth in the Valuation Model, which purchase price (and any post-Closing purchase price adjustment payment referred to in clause (B) below) shall be paid at the earlier of (i) the resale by Buyer of all such Excess Returned Inventory, (ii) [--] after the expiration of the Return Period, and (iii) a date not earlier than the date of expiration of the Return Period and which is fifteen (15) days after which Sellers notify Buyer that Sellers will forego their payment rights in respect of any future resales by Buyer of Excess Returned Inventory; provided, however, that (A) if the Aggregate Proceeds of the Excess Returned Inventory (except Transition Ventev Inventory) is less than [--] of the [--] of all such Excess Returned Inventory as set forth in the Valuation Model, Buyer shall only be required to pay as the purchase price for such Excess Returned Inventory the Aggregate Proceeds actually received, and (B) if the Aggregate Proceeds of the Excess Returned Inventory (other than Transition Ventev Inventory) is more than [--] of the [--] of such Inventory as set forth in the Valuation Model, then Buyer and Sellers shall [--].
(c)If any item of Returned Inventory (including Excess Returned Inventory) is of a SKU that was not included in Inventory at Closing (e.g., such SKU was sold out at Closing), but it would otherwise satisfy the conditions in this Section 6.5 to be eligible as Returned Inventory, such Inventory shall constitute Returned Inventory hereunder, and such SKU shall have a cost equal to [--] of the [--] of such Inventory (as if it were reflected in the Valuation Model) for the purposes of Section 6.5(a)(ii).
(d)With respect to any Returned Inventory which does not satisfy the criteria contained in this Section 6.5, Sellers may, in their sole discretion upon written notice to Buyer, at any time until the date [--] month following the Closing Date, require Buyer to use its commercially reasonable efforts to sell such non-conforming Inventory (to the extent such sales don’t adversely affect Buyer’s other sales, in Buyer’s sole discretion), and the Aggregate Proceeds of any such sales shall be shared [--] to Sellers and [--] to Buyer, with such payments to be made within thirty (30) days of the end of each Calendar Quarter with respect to the sales during such Calendar Quarter.
(e)With respect to sales of any Returned Inventory post-Closing that has the same SKU as existing Buyer inventory (after depleting all Sellers’ and Buyer’s inventory of the same SKU which was on hand as of Closing to zero) for purposes of the post-Closing purchase price adjustment such additional sales of each SKU will be allocated on a first in, first out basis. For clarification purposes, any Transition Ventev Inventory shall be considered part of Buyer’s inventory for the immediately preceding sentence when it is received by Buyer.
(f)Notwithstanding the foregoing or anything in this Agreement to the contrary, including the restrictions in Section 6.1, Sellers may, in their sole discretion, sell and dispose of any of the Returned Inventory by selling such inventory only to liquidators and not to other retail customers or other Persons.
6.6Prepaid Apple Connectors. Buyer acknowledges that Sellers have prepaid to certain manufacturers the costs associated with manufacturing Apple connectors for

Ventev Products (collectively, or as applicable to a specific manufacturer where the context suggests, the “Prepayment Amount”). Buyer agrees that it will use its reasonable efforts to continue manufacturing Ventev Products following the Closing with each of the manufacturers with whom Sellers have made prepayments so long as the applicable manufacturer is competitive with other manufacturers in terms of price, quality and timing; provided that Buyer is not obligated to continue so manufacturing if Buyer determines that such requirements have not been met. If Buyer selects any such manufacturer with whom Sellers have made prepayments, Buyer and Sellers shall instruct the applicable manufacturer to apply any then remaining portion of the Prepayment Amount to each of Buyer’s orders, as and when purchase orders are placed with the manufacturer (or will otherwise cooperate in order placement and interface with the manufacturer including, if requested by Sellers, Sellers making purchases as directed and on behalf of Buyer in order to allow for the application of the applicable Prepayment Amount). In either such event, Buyer will reimburse Sellers for the applicable portion of the Prepayment Amount for each such prepaid Apple connector so used, which reimbursement shall be paid within thirty (30) days of Buyer receiving such Ventev Products. For the avoidance of doubt, the Prepayment Amount shall continue to be held in Sellers’ name and for Sellers’ account(s) with each such manufacturer and shall be considered an Excluded Asset, unless and until other arrangements acceptable to Buyer and Sellers are made, subject only to Buyer’s first right for a period of [--] after the Closing to apply the applicable Prepayment Amount against Buyer purchases from the applicable manufacturer and reimburse Sellers therefor. Notwithstanding the foregoing, Sellers will be permitted to sell or otherwise dispose of any of the Apple connectors, or to otherwise monetize the remaining Prepayment Amount, in any case for its sole benefit; provided that before so doing Sellers shall notify Buyer of the price and other relevant terms of the proposed transaction whereupon Buyer will have a right of first refusal for [--] to purchase such Apple connectors (or the rights thereto) on the same price and terms. If Buyer does not elect to exercise such right of first refusal, Sellers may sell such connectors to the third party purchaser or to dispose or monetize the connectors or Prepayment Amount on terms no less favorable to Sellers’ counterparty as those described in the notice.

6.7Vendors. Until [--] anniversary of the Closing Date, Sellers and Buyer shall act in good faith and use commercially reasonable efforts to transition Sellers’ agreements with the vendors set forth on Schedule 6.7 (the “Specified Vendors”) to Buyer (on terms reasonably acceptable to both Buyer and such Specified Vendor) so that Buyer can continue to purchase inventory from such Specified Vendor after the Closing, subject to the following:
(a)If Buyer establishes a commercial relationship with a Specified Vendor after the Closing and prior to [--] anniversary of the Closing Date, then Buyer will deliver a written notice (an “Exercise Notice”) to Sellers notifying Sellers of Buyer’s requirement to purchase all (but not less than all) of Sellers’ remaining Excluded Inventory supplied by the applicable Specified Vendor. The closing related to Buyer’s acquisition of such Excluded Inventory (the “Excluded Inventory Closing”) shall take place no later than the [--] after the receipt of the Exercise Notice by Sellers. At each applicable Excluded Inventory Closing, Sellers and Buyer will each execute a short form bill of sale to transfer title to the Excluded

Inventory which Sellers continue to hold to Buyer, free and clear of all Liens. The purchase price of the applicable Excluded Inventory will be paid in cash on such closing date and will be equal to (a) with respect to any [--] inventory purchased by Buyer (which shall not include the [--] earbud inventory originally intended for [--]), [--] of the [--] set forth in the Valuation Model and (b) for all other inventory, [--] of the [--] set forth in the Valuation Model. Buyer acknowledges that Sellers will have the right to continue to sell the Excluded Inventory from and after receipt of an Exercise Notice such that the Excluded Inventory to be purchased at any Excluded Inventory Closing shall consist of the remaining portion (if any) of such Excluded Inventory related to the Specified Vendor. The Parties will work to minimize the number of Excluded Inventory Closings and, to the extent practicable, may aggregate the purchase and sale of Excluded Inventory from various Specified Vendors. Upon the sale of any Excluded Inventory, the Parties will split the transportation costs thereof on a 50/50 basis and otherwise in accordance with the terms of Section 6.4(b)
(b)If Buyer does not establish a commercial relationship with a particular Specified Vendor on or prior to [--] anniversary of the Closing Date, all Excluded Inventory supplied by such Specified Vendor shall not be purchased by Buyer pursuant to this Agreement or otherwise and shall continue to be considered part of the Excluded Assets for all purposes hereunder.
(c)From and after the Closing, without regard to the establishment of a commercial relationship between Buyer and any of the Specified Vendors, Sellers shall be permitted to sell and/or liquidate all of the Excluded Inventory, notwithstanding the restrictions set forth in Section 6.1, but shall not be permitted to order new inventory from any of the Specified Vendors or continue to be a distributor of such Specified Vendor once the Excluded Inventory is sold or liquidated.
(d)For the avoidance of doubt, (i) all Transition Ventev Inventory will be excluded from the application of this Section 6.7 regardless of Buyer not having a distribution relationship related thereto and (ii) except as set forth in this Section 6.7, inventory supplied by a vendor with whom Buyer does not have a distribution relationship as of Closing shall be Excluded Assets.
6.8Transfer Taxes. Sellers acknowledge that they shall be exclusively liable and responsible for payment of all transfer, documentary, sales, use, registration, stamp and other Taxes and fees (including any penalties and interest thereon) resulting from the transactions contemplated by this Agreement (together, “Transfer Taxes”), including Transfer Taxes resulting from the payments described in Sections 2.4 and 2.5, and nothing contained herein shall relieve Sellers from such liabilities. Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Buyer shall not be responsible for any Transfer Taxes or any other Seller Taxes, and Sellers shall indemnify and hold Buyer harmless from any such claim or demand. If any such Tax obligations are presented to Buyer, such Tax obligations shall immediately be tendered by written notice to Sellers for payment or defense as the case may be.

6.9Investigation; Confidential Information.
(a)For two (2) years after the date of this Agreement, unless Buyer has otherwise consented in writing, Sellers shall treat as confidential, shall not disclose to any other Person and shall safeguard any and all information to the extent such information relates to Buyer, the Retail Business, the Purchased Assets, the Assumed Liabilities or any other assets to be purchased by Buyer following the Closing in connection with the covenants set forth in this Agreement; provided, however, that nothing in this Section 6.9(a) shall prevent the disclosure of any such information, knowledge or data to any directors, officers or employees of Sellers to whom such disclosure is reasonably necessary in the conduct of the Retained Businesses if such Persons are informed by Sellers of the confidential nature of such information and are required by Sellers to comply with the provisions of this Section 6.9; provided, further, however, that Sellers shall be responsible for any breach of this Section 6.9(a) by any such recipient.
(b)For two (2) years after the date of this Agreement, unless Sellers have otherwise consented in writing, Buyer shall treat as confidential, shall not disclose to any other Person and shall safeguard any and all information to the extent such information relates to Sellers (other than any such information to the extent related to the Retail Business, the Purchased Assets, the Assumed Liabilities or other assets to be purchased by Buyer following the Closing in connection with the covenants set forth in this Agreement) that has been provided by Sellers to Buyer in connection with the transactions contemplated herein; provided, however, that nothing in this Section 6.9(b) shall prevent the disclosure of any such information, knowledge or data to any directors, officers or employees of Buyer to whom such disclosure is reasonably necessary in the conduct of the Retail Business if such Persons are informed by Buyer of the confidential nature of such information and are required by Buyer to comply with the provisions of this Section 6.9; provided, further, however, that Buyer shall be responsible for any breach of this Section 6.9(b) by any such recipient.
(c)Buyer and Sellers acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that (i) is or becomes available to the receiving Party on a non-confidential basis following the date of this Agreement from a source other than the disclosing Party or its representatives; provided, that such other source is not known by the receiving Party after due inquiry to be bound by a confidentiality obligation to the disclosing Party or is otherwise prohibited from disclosing the information to the receiving Party, (ii) is or becomes generally available to the public following the date of this Agreement (other than as a result of a violation by the receiving Party or its representatives of the obligations set forth in this Section 6.9), and (iii) is disclosed pursuant to Section 9.2 or required to be disclosed by either Party to comply with applicable Law or stock market regulations or a judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process); provided, further, that in the event that any demand or request for disclosure of such information is made pursuant to clause (iii) the receiving Party, to the extent reasonable and legally permissible, shall promptly notify the disclosing Party of its intention to make such disclosure and provide a list of the information it intends to disclose (and, if applicable, the text of the disclosure language itself) prior to making such disclosure and shall cooperate reasonably with the disclosing Party, at the disclosing Party’s expense, to the extent the disclosing Party may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above. If and to the extent, in the absence of a protective order or the receipt of a waiver from the disclosing Party after a request in writing therefor is made by the receiving Party (such request to be made as soon as reasonably practicable to allow the disclosing Party a reasonable amount of time to respond thereto), the receiving Party or its representatives are legally required as advised by legal counsel in writing to disclose the disclosing Party’s confidential information to any tribunal to avoid censure or penalty, the receiving Party will limit such disclosure to that which is legally required and will use reasonable efforts to obtain assurances that confidential treatment will be accorded to disclosing Party’s confidential information that the receiving Party is so required to disclose, and thereafter the receiving Party may disclose such information without liability hereunder. For the avoidance of doubt, Buyer recognizes that Parent is a “reporting company” under the Securities Exchange Act of 1934, as amended, with its shares listed for trading on the Nasdaq Global Market, and as such, Parent has filing and disclosure and other obligations which will require it to disclose information (including, without limitation, information relating to the Retail Business, the Purchased Assets or the Assumed Liabilities) on a regular and ongoing basis, both in written (or electronic) form and verbally, and Buyer agrees that, anything herein to the contrary notwithstanding, Parent shall be free to make such disclosures from time to time as Parent reasonably determines in good faith to be necessary under the circumstances in order for Parent to comply with its applicable disclosure obligations, including, for example, the filing of this Agreement with the SEC, for public review and access; provided, however, that Parent agrees to (x) consult with Buyer in good faith regarding Buyer’s desire to limit any such disclosure, and (y) following such consultation, seek confidential treatment under applicable SEC rules and regulations for any proprietary or competitive business information or materials which would otherwise be included in such disclosures prior to the making of such disclosures. Notwithstanding the foregoing, however, Buyer acknowledges and agrees that Parent shall, as between the Parties, make all final determinations regarding all such filings and disclosures and the content thereof and that Buyer will not have the right to consent to, delay, condition or otherwise modify such disclosures, and that, in any event, the SEC or third parties may challenge or demand disclosure of information, documents or materials not initially disclosed, whereupon Parent may disclose or be required to disclose the same.

(d)In the event of a breach of the obligations hereunder by Buyer or by Sellers, the other Party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 6.9 in any court of competent jurisdiction.
6.10European Inventory. The Parties acknowledge and agree that the Purchased Assets do not include the inventory of the Retail Business located in Europe as of the Closing Date (the “Excluded European Inventory”), all of which shall remain with Sellers as Excluded Assets. For [--] period following the Closing Date, Buyer shall have the exclusive right to sell such Excluded European Inventory on consignment for Sellers subject to the payment to Sellers of [--] associated with such consignment sales; provided that such exclusivity shall terminate if Buyer ceases to use commercially reasonable efforts to sell such Excluded European Inventory [--]. Following such [--] period, Sellers may liquidate (but may not sell as an ongoing business operation) any remaining Excluded European Inventory without regard to any other restrictions set forth in this Agreement, including Section 6.1. To the extent any such customers request that Buyer procure and sell additional mobile device accessory products which are not then sold by Buyer, Buyer will determine if it wishes to make such sales for its own account. If Buyer elects not to make such sale and procure such additional products, it will give notice to Sellers to permit Sellers to make such sales for their own account. Sellers will thereafter be permitted to source such products from other manufactures and to complete such sales.
6.11Operation of the Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except: (a) as otherwise contemplated by this Agreement or the Transaction Documents; or (b) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers will use their commercially reasonable efforts to (i) conduct the Retail Business in the ordinary course of business consistent with past practice as conducted from July 21, 2020 to the date of this Agreement, and (ii) preserve their relationships and goodwill with material customers, material suppliers, employees and other material business relations in connection with the Retail Business with a view toward preserving for Buyer after the Closing the Retail Business and the Purchased Assets. Buyer acknowledges that the taking of any COVID-19 Measure by Sellers will not constitute a breach of the foregoing covenants in subsections (i) or (ii) herein, even if the taking of such COVID-19 Measure would reasonably be expected to have one or more effects described in such provisions.
6.12No Solicitation of Acquisition Proposals. From the date hereof to the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers shall not, and shall cause their respective Affiliates and representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or facilitate the making or submission of any Acquisition Proposal, (b) participate in any discussions or negotiations with any Person regarding an Acquisition Proposal (it being understood that informing a Person of the existence of this Agreement after any such Person contacts Sellers regarding an Acquisition Proposal and the restrictions set forth in this Section 6.12 shall not be a breach of this Section 6.12) or (c) furnish any information to any other Person that Sellers reasonably believe could be used for purposes of an Acquisition Proposal or (d) agree to or otherwise enter into, any Acquisition Proposal. Sellers hereby confirm that they have discontinued, and have previously directed their respective Affiliates and representatives to discontinue, any solicitation efforts or negotiations with respect to or in furtherance of any Acquisition Proposal. Sellers shall promptly (and in any event within twenty-four (24) hours after receipt thereof by Sellers, any of their respective Affiliates or representatives) advise Buyer of the receipt of any Acquisition Proposal.

6.13Warranty Matters. Sellers acknowledge and agree that any liabilities in respect of warranty claims for products manufactured, produced, sold or provided by the Retail Business prior to the Closing are not Assumed Liabilities and are Excluded Liabilities for all purposes. Notwithstanding the foregoing, to maintain customer satisfaction, Buyer will process and service such warranty claims including, without limitation, replacing any products in connection with a warranty claim for products manufactured, produced, sold or provided by Sellers prior to the Closing, in a reasonable manner and substantially consistent with Sellers’ past practices, and Sellers will thereafter reimburse Buyer on a quarterly basis for the reasonable costs and expenses incurred in connection therewith; provided Buyer may offset any undisputed amounts payable by Buyer to Sellers pursuant to Section 2.5 or otherwise by any undisputed amounts payable by Sellers to Buyer pursuant to this Section 6.13.
6.14In-Transit Inventory.
(a)Buyer and Sellers agree that Inventory (other than Transition Ventev Inventory referred to in Section 6.14(b)) which has been ordered but is in production or in transit as of the Closing (the “Non-Ventev In-Transit Inventory”) shall be included (and paid for by Buyer to Sellers) as part of the Final Inventory Value, to the extent received by Buyer in advance of Buyer’s delivery of the Closing Statement. If such Non-Ventev In-Transit Inventory is received after the final reconciliation of the Closing Statement, Buyer shall pay the purchase price thereof within sixty (60) days of its receipt of such Inventory. For the avoidance of doubt, Non-Ventev In-Transit Inventory shall not be included in the Estimated Inventory Value but shall be included as Purchased Assets and Inventory herein from and after receipt thereof by Buyer. Promptly following the Closing, Sellers will notify each vendor for any Non-Ventev In-Transit Inventory of the transactions contemplated by this Agreement and Sellers shall thereafter use their commercially reasonable efforts to cause each such vendor to change the delivery location for such Non-Ventev In-Transit Inventory to a location specified by Buyer. If any such vendor is not able to change the delivery location for any such Non-Ventev In-Transit Inventory to the location specified by Buyer, then Sellers shall deliver such Non-Ventev In-Transit Inventory to the location specified by Buyer, at Sellers’ expense upon receipt thereof. All obligations under any purchase orders or contracts for such Non-Ventev In-Transit Inventory shall be Excluded Liabilities and shall be paid by Sellers to the applicable vendors. Buyer shall notify Sellers promptly following Buyer becoming aware of any discrepancy between any Non-Ventev In-Transit Inventory actually received by Buyer and the applicable purchase order or contract requirements with respect to such Non-Ventev In-Transit Inventory.
(b)With respect to Transition Ventev Inventory which has been ordered but is in production or in transit as of the Closing (other than Excluded Ventev Inventory, with respect to which this Section 6.14 shall not apply), Buyer shall pay to Sellers (with Sellers thereafter agreeing to make payment to the applicable vendor), or directly to the applicable vendor, as directed by Sellers, all amounts due and owing with respect to such Transition Ventev Inventory within sixty (60) days of receipt by Buyer of such Transition Ventev Inventory. The Parties shall cooperate following the Closing to arrange for such Transition Ventev Inventory to be delivered directly to Buyer. For the avoidance of doubt, such post-Closing Transition Ventev Inventory shall be included as Purchased Assets and Inventory, and the costs for such post-Closing Transition Ventev Inventory shall be considered Assumed Liabilities, in each case from and after receipt thereof by Buyer.
6.15Transition Services. From and after the Closing, Sellers shall provide transition services to Buyer with respect to Ventev-related matters, and Buyer shall provide transition services to Sellers, in each case as described and on the terms set forth on Schedule 6.15. Schedule 6.15 shall provide the services to be performed, the length of time for the performance of such services, and the cost to Buyer or Sellers (as applicable) for the provision of such services. All services set forth on Schedule 6.15 shall be provided by Sellers or Buyer (as applicable) at a level at least equivalent to those currently provided by, or with respect to, Sellers’ or Buyer’s current provision of services.
Article 7
TERMINATION
7.1Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:
(a)by mutual written consent of the Parties;
(b)by either Party by notice to the other Party in the manner provided in Section 9.1 if the Closing shall not have been consummated on or prior to December 31, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the Party whose failure to perform its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
(c)by Buyer by written notice to Sellers in the manner provided in Section 9.1 (which shall include notice of Buyer’s intention to terminate pursuant to this Section 7.1(c)), if (i) any representation or warranty of Sellers contained in Article 3 shall be inaccurate such that the condition set forth in Section 5.4(c)(i) would not be satisfied, or (ii) the covenants or obligations of Sellers contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 5.4(c)(ii) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Sellers by the earlier of (A) twenty (20) days after Buyer notifies Sellers in writing of the existence of such inaccuracy or breach or (B) the Outside Date (the “Seller Cure Period”), then Buyer may not terminate this Agreement under this Section 7.1(c) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period; provided, however, that notwithstanding the foregoing, Buyer’s right under this Section 7.1(c) shall not be available if Buyer is then in material breach of this Agreement so as to cause the condition to Closing set forth in Section 5.4(b)(i) or Section 5.4(b)(ii) to not be satisfied as of the Closing Date;
(d)by Sellers by written notice to Buyer in the manner provided in Section 9.1 (which shall include notice of Sellers’ intention to terminate pursuant to this Section 7.1(d)), if (i) any representation or warranty of Buyer contained in Article 4 shall be inaccurate such that the condition set forth in Section 5.4(b)(i) would not be satisfied, or (ii) the covenants or obligations of Buyer contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 5.4(b)(ii) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Buyer by the earlier of (A) twenty (20) days after Sellers notify Buyer in writing of the existence of such inaccuracy or breach or (B) the Outside Date (the “Buyer Cure Period”), then Sellers may not terminate this Agreement under this Section 7.1(d) as a result of such inaccuracy or breach prior to the expiration of the Buyer Cure Period; provided, however, that notwithstanding the foregoing, Sellers’ right under this Section 7.1(d) shall not be available if Sellers are then in material breach of this Agreement (1) so as to cause the condition to Closing set forth in Section 5.4(c)(i) or Section 5.4(c)(ii) to not be satisfied as of the Closing Date or (2) which enables Buyer to give (or Buyer has given) the notice of termination under Section 7.1(f);
(e)by Sellers by written notice to Buyer in the manner provided in Section 9.1 (which shall include notice of Sellers’ intention to terminate pursuant to this Section 7.1(e)), if: (i) Sellers have irrevocably given notice to Buyer in writing in the manner provided in Section 9.1 (which notice may not be provided by Sellers to Buyer prior to November 15, 2020) that (A) all conditions in Sections 5.4(a) and 5.4(c) have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing and that are capable of being so satisfied) and (B) Sellers are willing and able to consummate the Closing; and (ii) Buyer fails to consummate the Closing within seven (7) Business Days of receipt by Buyer of the notice referred to in the foregoing clause (i); provided, however, if Sellers seek to terminate this Agreement pursuant to this Section 7.1(e) after a Board Change, then the time period referred to in the foregoing clause (ii) shall be fourteen (14) Business Days; and
(f)by Buyer by written notice to Sellers in the manner provided in Section 9.1 (which shall include notice of Buyer’s intention to terminate pursuant to this Section 7.1(f)), if there has been a Board Change and, following such Board Change, any Seller (i) no longer continues to work in good faith to consummate the transactions contemplated by this Agreement, (ii) takes material action, or fails to take material action, which frustrates or impedes the Parties’ ability to consummate the transactions contemplated by this Agreement, or (iii) requires material amendments to this Agreement prior to consummating the transactions contemplated by this Agreement; provided, however, that if any of the foregoing actions or failure to take action by any Seller is cured by the earlier of (A) five (5)

Business Days after Buyer notifies Sellers in writing of the existence of and details of such actions or failures to take action which Buyer claims gives rise to the termination right set forth in this Section 7.1(f) or (B) the Outside Date, then Buyer may not terminate this Agreement under this Section 7.1(f) as a result of such action or inaction by any Seller prior to the expiration of such cure period.
7.2Effect of Termination.
(a)In the event this Agreement is terminated (i) by the Parties pursuant to Section 7.1(a), (ii) by Buyer pursuant to Section 7.1(b), Section 7.1(c) or Section 7.1(f), or (iii) by Sellers pursuant to Section 7.1(b), then, as promptly as practicable (and in any event no later than two (2) Business Days following such termination), Sellers shall pay (or cause to be paid) the Deposit Amount to Buyer, in cash by wire transfer of immediately available funds to the bank account(s) designated by Buyer. In the event this Agreement is terminated by either Party for any reason other than those stated in the preceding sentence, Sellers shall retain the Deposit Amount. In the event this Agreement is terminated by Buyer pursuant to Section 7.1(f), then as promptly as practicable (and in any event no later than two (2) Business Days following such termination), Sellers shall pay (or cause to be paid) to Buyer, in cash by wire transfer of immediately available funds to the bank account(s) designated by Buyer, (x) all reasonable costs and expenses (including legal fees and expenses) incurred by Buyer and its Affiliates prior to the termination of this Agreement in connection with the negotiation, execution and performance of this Agreement or otherwise in connection with the transactions contemplated hereby, plus (y) $500,000; provided that the amount payable to Buyer pursuant to this sentence shall not exceed $1,000,000 (such payment under clause (x) and (y), the “Termination Payment”). The Parties hereby agree that the retention by Sellers of the Deposit Amount, or the payment to Buyer of the Termination Payment pursuant to this Section 7.2, are not penalties but instead are liquidated damages in a reasonable amount that shall compensate Sellers and its Affiliates, or Buyer and its Affiliates, in the circumstances in which the applicable amount is paid or retained for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The Parties hereby waive any claims for additional damages in the event of termination of this Agreement, subject to the last sentence of Section 7.2(b) and Section 9.19.
(b)Except as set forth in this Section 7.2, in the event of any termination of this Agreement as provided in Section 7.1, this Agreement shall become wholly void and of no further force and effect, all further obligations of the Parties shall terminate and there shall be no Liability on the part of any Party to the other Party, except that the provisions of this Section 7.2 (Effect of Termination), Section 6.4(b) (Shipment/Freight Costs), Section 6.9, (Confidential Information), and Article 9 (Miscellaneous) of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, the provisions of this Section 7.2 shall not relieve either Party of any Liability relating to such Party’s fraud or willful breach of this Agreement. For purposes of this Agreement, “willful breach” shall mean any deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, and such action was taken or such failure occurred with such Party’s knowledge or intention that such action or failure to act would be expected to constitute a material breach of this Agreement and such breach resulted in, or contributed to, the failure of any of the conditions set forth in Article 5 to be satisfied.
Article 8
INDEMNIFICATION
8.1Indemnification by Sellers . From and after the Closing, and subject to the limitations set forth in this Article 8, Sellers agree to jointly and severally indemnify, defend and save Buyer and its Affiliates, and each of their respective officers, directors, employees, managers, equityholders, trustees, agents, representatives, successors and assigns (each, a “Buyer Indemnified Party”) forever harmless from and against, and to promptly pay to any Buyer Indemnified Party or reimburse any Buyer Indemnified Party for, any and all Losses sustained or incurred by any Buyer Indemnified Party relating to, resulting from or arising out of any of the following:
(a)any breach of a representation or warranty made herein by Sellers;
(b)any breach by Sellers of any of the covenants or agreements contained in this Agreement to be performed by Sellers or any of their Affiliates;
(c)any of the Excluded Liabilities;
(d)any action, demand, proceeding, investigation or claim (whenever made) by any third party against or affecting Buyer relating to any personal injury or property damage caused, or alleged to be caused, by any service provided or product sold, delivered or serviced by Sellers prior to the Closing;
(e)any claims or demands for warranty coverage, service, return, rebate, refund or similar claims or demands relating to any service provided or product sold, delivered or serviced by Sellers prior to the Closing;
(f)any action, demand, proceeding, investigation or claim (whenever made) by any third party of infringement or misappropriation regarding Sellers’ use of the Ventev Intellectual Property prior to or after the Closing Date;
(g)any Seller Taxes; and
(h)the Parties’ failure to comply with any bulk sales Law and other similar bulk sales Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, compliance with which by Buyer the Parties hereby waive.

8.2Indemnification by Buyer. From and after the Closing, and subject to the limitations set forth in this Article 8, Buyer agrees to indemnify, defend and save Sellers and their Affiliates, and their respective officers, directors, managers, equityholders, employees, trustees, agents, representatives, and successors and assigns (each, a “Seller Indemnified Party”) forever harmless from and against, and to promptly pay to any Seller Indemnified Party or reimburse any Seller Indemnified Party for, any and all Losses sustained or incurred by any Seller Indemnified Party relating to, resulting from or arising out of any of the following:
(a)any breach of a representation or warranty made herein by Buyer;
(b)any breach by Buyer of any of the covenants or agreements contained in this Agreement to be performed by Buyer or any of its Affiliates and
(c)any of the Assumed Liabilities.
8.3Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) together with a statement of any available information regarding such claim to the Indemnifying Party (including the amount (or an estimate) of the Losses that have been or may reasonably be expected in good faith to be suffered by the Indemnified Party) within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of the Claim Notice, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first (i) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such claim and unconditionally guarantees the payment and performance of any Liability which may arise with respect to such claim or the facts giving rise to such claim for indemnification, and (ii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such Liability to the extent Losses arise from such claim and the Indemnifying Party is found to be liable therefor pursuant to terms of this Agreement, subject to each of the limitations set forth herein; provided, further, however, that in the event the Indemnifying Party assumes control of the defense, the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, conditioned or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval, which approval again shall not be unreasonably withheld, conditioned or delayed. If the Parties still fail to agree on Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel. Notwithstanding the foregoing, however, the Parties agree that Ballard Spahr LLP (with respect to Sellers) and Katten Muchin Rosenman LLP (with respect to Buyer) shall be deemed to be pre-approved as Defense Counsel upon request by either Party.

(a)In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.
(b)In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnifying Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.
(d)The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that the claim seeks (i) any order, injunction or other equitable relief against the Indemnified Party or (ii) involves criminal or quasi-criminal allegations.
(e)Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

8.4Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 8.3 will not affect the rights or obligations of any Party hereunder except and only to the extent that, as a result of such failure, any Party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.
8.5Survival of Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations, warranties, covenants and agreements contained in this Agreement shall survive for the following periods: (a) the representations and warranties contained in Sections 3.1 (Organization and Authority), 3.2(a) (Title to Purchased Assets), 3.5 (Intellectual Property), 3.6 (No Conflict), 3.11 (Finders’ Fees), 3.13 (Financial Information), 4.1 (Organization), 4.2 (Authorization), 4.3 (No Conflict), and 4.4 (Finders’ Fees) shall survive until the date thirty (30) days after expiration of the applicable statute of limitations period (the representations and warranties in this clause (a), the “Fundamental Representations”); (b) all other representations and warranties of Sellers or Buyer contained in this Agreement shall survive for a period of twelve (12) months after the Closing Date; and (c) all covenants and agreements contained in this Agreement shall survive in accordance with their terms as set forth herein and, if no term is specified, indefinitely. Indemnification claims which a Party properly asserts on or prior to the expiration of the applicable period specified above shall survive until the resolution of such claims.
8.6Limitations on Indemnity.
(a)Except with respect to any claim involving fraud by Sellers or claims for breaches of any of the Fundamental Representations, Sellers shall not have liability under Section 8.1(a) until (i) the aggregate amount of Losses attributable to indemnification claims for which a Claim Notice was properly delivered to Sellers pursuant to Section 9.1 exceeds one percent (1.0%) of the Cash Consideration (the “Deductible Amount”), in which case the Buyer Indemnified Parties shall be entitled to be indemnified for Losses attributable to each indemnification claim which exceeds the Deductible Amount in an amount up to twenty percent (20.0%) of the Cash Consideration in the aggregate (the “Cap Amount”). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, in no event shall Sellers be liable to Buyer for Losses under Section 8.1 in excess of the Purchase Price, except with respect to any claim involving fraud by Sellers.
(b)Except with respect to any claim involving fraud by Buyer or claims for breaches of any of the Fundamental Representations, Buyer shall not have liability under Section 8.2(a) until (i) the aggregate amount of Losses attributable to indemnification claims for which a Claim Notice was properly delivered to Buyer pursuant to Section 9.1 exceeds the Deductible Amount, in which case the Seller Indemnified Parties shall be entitled to be indemnified for Losses attributable to each indemnification claim which exceeds the Deductible Amount in an amount up to the Cap Amount. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, in no event shall Buyer be liable to Sellers for Losses under Section 8.2 in excess of the Purchase Price, except with respect to any claim involving fraud by Buyer.
(c)In the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one provision of this Article 8, such Indemnified Party shall be entitled to recover a particular dollar amount of Losses associated with such matter only once pursuant to this Article 8.
(d)An Indemnified Party shall not be entitled to indemnification for any Losses relating to any matter to the extent (but only to the extent) that such Losses are taken into account in the final determination of the Final Inventory Value pursuant to Section 2.4.
(e)For purposes of this Article 8, the amount of any Losses incurred by any Indemnified Party shall be calculated net of (i) any amounts actually recovered by such Indemnified Party from a third party with respect to such Losses, less the reasonable costs and expenses incurred to obtain such recovery; and (ii) any third party insurance proceeds actually received by such Indemnified Party with respect to such Losses under any applicable insurance policy, less the reasonable costs and expenses incurred by such Indemnified Party to collect such insurance proceeds (including reasonable attorneys’ fees, any deductibles and any increases in premium directly related to obtaining such insurance proceeds).
(f)If an Indemnified Party receives any amounts under applicable insurance policies or coverages or from any third party alleged to be responsible for any Losses (each, a “Collateral Source”) subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any reasonable and documented out-of-pocket expenses incurred by the Indemnified Party in collecting such amount (the “Recovery Costs”). In addition, the amount of any indemnification obligation hereunder shall be reduced by any amount actually received by the Indemnified Party from a Collateral Source (whether received before or subsequent to an indemnification payment being made hereunder), less the Recovery Costs.
8.7Materiality. For purposes of (a) determining whether or not a breach of a representation or warranty in this Agreement has occurred, and (b) calculating the amount of Losses arising out of, relating to or resulting from any such breach or inaccuracy, the references to “material,” “Material Adverse Effect” or other materiality qualifications (or correlative terms), shall be disregarded; provided, however, that solely with respect to clause (a) above, such qualifications shall not be disregarded in the case of the representation and warranty contained in Section 3.7(c).

8.8Exclusive Remedy. From and after the Closing, the provisions of this Article 8 will provide the exclusive remedy of any Indemnified Party for any claim under or in respect of this Agreement, except that the foregoing will not (a) limit the right of any Party to bring an action based on fraud or under any of the other Transaction Documents or (b) limit each Party’s rights under Sections 2.4 or 2.5. Nothing set forth in this Article 8 will be deemed to prohibit or limit any Party’s right at any time, after the Closing (but subject to any time limitations contained herein), to seek injunctive or equitable relief for the failure of any other Party to perform any covenant or agreement contained herein.
8.9Adjustments to Purchase Price. Any payments made by any Party pursuant to this Article 8 shall be treated as an adjustment to the Purchase Price for all purposes.
8.10Setoff. If any payment for any Loss is owed to an Indemnified Party under this Article 8, such Indemnified Party may recover some or all of such amount owed to such Indemnified Party under this Article 8 by setting off the amount of such indemnification obligation against any amounts then due and payable by such Indemnified Party to the Indemnifying Party or its Affiliates, and the exercise of such right shall not constitute a breach of such Indemnified Party’s obligations under this Agreement or any other agreement with the applicable Indemnifying Party; provided, however, that an Indemnified Party may only exercise such set-off right for any Losses that have been determined by a non-appealable order by a court of competent jurisdiction, are undisputed or otherwise agreed by the Parties to be final.
Article 9
MISCELLANEOUS
9.1Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any Party shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by a recognized overnight courier service or (c) sent via electronic mail to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing.
(a)If to Sellers:

TESSCO Technologies Incorporated

11126 McCormick Road

Hunt Valley, MD

Attention: Aric Spitulnik

Email: Spitulnik@tessco.com

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP

300 E Lombard Street

Baltimore, MD 21202

Attention: Douglas Fox and Michael Kuhn

Email: foxd@ballardspahr.com and kuhnm@ballardspahr.com

(b)If to Buyer:

Voice Comm LLC

80 Twinbridge Drive

Pennsauken, NJ 08110

Attention: Derek Weiss and Glen Roland

Email: dweiss@myvoicecomm.com and groland@myvoicecomm.com

with a copy (which shall not constitute notice) to:

Rockwave Capital

126 East 56th Street

New York, NY 10022

Attention: Daniel Goldberg

Email: dg@rockwavecapital.com

and to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

Attention: Evan Borenstein

Email: evan.borenstein@katten.com

Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) the next succeeding Business Day after date of delivery to the overnight courier if sent by overnight courier for next Business Day service or (iii) on the date of transmission if sent by electronic mail and upon confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date. Any Party may change the address for notice by notifying the other Party of such change in accordance with this Section 9.1.

9.2Public Announcements. No Party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that (a) any Party may make any disclosure required by applicable Laws (including securities Laws) or stock exchange rules if it determines in good faith that it is required to do so, (b) either Party may make disclosure or public statements with respect to this Agreement, the transactions contemplated herein and related matters in its interactions with investors, market makers and other securities professionals (e.g. in the course of discussion on earnings calls), and (c) following the Closing, Buyer and Sellers may each issue a press release announcing the Closing of the transactions set forth herein (provided that the other Party has first been provided an opportunity to review such press release prior to its issuance); provided, however, that in the case of (a) or (b), the Party making such disclosure or public statement shall allow the other Party reasonable time to review and comment on such release or public statement in advance of such issuance, and shall consider any comments received by the non-disclosing Party in good faith in advance of making any such disclosure or public statement.

9.3Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.
9.4Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on Buyer only if such amendment or waiver is set forth in a writing executed by Buyer, and provided that any such amendment or waiver will be binding upon Sellers, only if such amendment or waiver is set forth in a writing executed by Sellers. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.
9.5Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties.
9.6Execution and Delivery. A .pdf or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by electronic mail or other electronic transmission device (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Agreement as well as any .pdf or other reproduction hereof.
9.7Expenses. Except as paid prior to the Closing Date or otherwise specifically provided herein (including pursuant to Section 7.2) or in the Transaction Documents, whether or not the transactions contemplated herein are consummated, each of the Parties shall pay all costs and expenses incurred or to be incurred by such Party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.
9.8Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the Laws of the State of Delaware, without giving effect to provisions thereof or of any other jurisdiction regarding conflict of laws. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware or, if such court does not have jurisdiction, the United States District Court for the District of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Persons, and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

9.9Waiver of Jury Trial. Each Party hereby waives (to the fullest extent permitted by Law) its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The Parties acknowledge that this waiver is a material inducement to enter into this Agreement. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or to any other documents or agreements relating to the transactions contemplated hereby. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
9.10Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.
9.11Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Agreement will not be assignable or delegable by either Party without the prior written consent of the other Party; provided, however, Sellers agree and acknowledge that Buyer is permitted to collaterally assign all of Sellers’ representations, warranties and indemnifications hereunder to, and for the benefit of, any lender to Buyer or its Affiliates.
9.12Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:

“Acquisition Proposal” means a bona fide offer or proposal to acquire, directly or indirectly, the Retail Business or all or any substantial portion of the Purchased Assets, in each case, in a single transaction or series of related transactions (whether such acquisition is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise, other than the transactions provided for in this Agreement).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “controls” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means (a) the current ownership of, or contractual right to vote, at least a majority of the outstanding voting securities of a Person or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Board Change” means the occurrence of a change in the current Board of Directors of Parent such that the current members of the Board of Directors other than Robert B. Barnhill, Jr. no longer comprise a majority of the members of the Board.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which the banks in New York, New York are closed.

“Calendar Quarter” means March 31, June 30, September 30, or December 31, as applicable.

“Cash Consideration” means the sum of (a) $5,000,000, (b) the Transition Ventev Inventory Amount and the amounts paid by Buyer to Sellers for Transition Ventev Inventory delivered to Buyer after the Closing Date, and (c) the Final Inventory Value.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract Year” means the calendar year, except as otherwise set forth in Section 6.3(b).

“COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and commonly known as “COVID-19.”

“COVID-19 Measure” means any action taken by Sellers, or that Sellers refrain from taking, on the basis of any requirement of any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, or any other Law, Governmental Order, directive, guidelines, or written recommendations (which shall include recommendations included on websites, social media or other electronic means) by any Governmental Authority in connection with or in response to the COVID-19 Pandemic.

“COVID-19 Pandemic” means the pandemic caused by COVID-19 which, as of the date hereof, has spread throughout the world and has resulted in Governmental Authorities implementing numerous measures to try to contain COVID-19, including travel bans and restrictions, quarantines, shelter-in-place orders, stay-at-home orders and shutdowns.

“Estimated Inventory Value” means an amount equal to the [--] of the Inventory (other than the Transition Ventev Inventory) set forth on the Valuation Model, to be calculated in accordance with the Valuation Model.

“Excluded Inventory” means (a) all inventory of the Retail Business supplied by a Specified Vendor that has not established a commercial relationship with Buyer prior to the Closing Date (including any additions to such inventory due to customer returns after the Closing or acquired by Sellers subsequent to the Closing in the ordinary course pursuant to purchase orders submitted prior to Closing) and (b) all Excluded European Inventory.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Wastes” means: (a) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any other Environmental and Safety Requirements; (b) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (c) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (d) asbestos in any form or condition; and (e) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

“Inventory” means all inventory of the Retail Business, wherever located (including all Transition Ventev Inventory), other than Excluded Inventory and Excluded Ventev Inventory, in each case as listed on Schedule 1.2(a), as updated as of the Closing.

“Inventory Holdback Amount” means an amount equal to [--] of the Estimated Inventory Value, calculated in accordance with the Valuation Model as of the Closing.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

“Liens” means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever.

“Losses” means any and all losses, actual damages, Liabilities, Taxes, deficiencies, demands, claims, suits, actions, causes of action, assessments, interest, fines, penalties, costs or expenses, including reasonable attorneys’ fees and expenses (but excluding, in each case, punitive damages unless such damages are paid to a third party).

“Material Adverse Effect” means (a) any state of facts, events, changes, effects, results, occurrences, circumstances or developments that, individually or in the aggregate with all other facts, events, changes, effects, results, occurrences, circumstances or developments, would, or would reasonably be expected to, prevent or materially impair or delay Sellers’ ability to consummate the transactions contemplated by this Agreement in a timely manner, and (b) any state of facts, events, changes, effects, results, occurrences, circumstances or developments that, individually or in the aggregate with all other facts, events, changes, effects, results, occurrences, circumstances or developments, has had or would reasonably be expected to have, a material adverse effect on the financial condition, assets, liabilities, business or operating results of the

Retail Business taken as a whole; provided that none of the following either alone or taken together with other facts, events, changes, effects, results, occurrences, circumstances or developments, will constitute, or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes, events, occurrences or developments in, or effects or results arising from or relating to, general business or economic conditions affecting the industry in which the Retail Business operates, including cyclical fluctuations and trends; (ii) changes, events, occurrences or developments in, or effects or results arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States; (iii) changes, events, occurrences or developments in, or effects or results arising from or relating to, financial banking, or securities markets; (iv) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic (including the COVID-19 Pandemic), weather condition, explosion or fire or other force majeure event or act of God; (v) changes, events, developments, occurrences, results or effects arising from or relating to the announcement, pendency or performance of this Agreement or the transactions contemplated hereby; or (vi) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), except in the case of the foregoing clauses (i), (ii) and (iii), to the extent such facts, events, changes, effects, results, occurrences, circumstances or developments have a disproportionate impact on the Retail Business, as compared to other participants engaged in the industries in which the Retail Business operates.

“Net Sales Proceeds” means (a) the gross sales price of Inventory; and (b) the value of any non-cash consideration provided by a vendor in connection with opportunistic, non-ordinary course or one-off arrangements with such vendor (excluding standard return right or stock balancing) pursuant to which Buyer swaps or exchanges Inventory purchased from Sellers for newer inventory of such vendor (with the value of the corresponding newer inventory constituting the proceeds subject to the post-Closing purchase price adjustment set forth in this Agreement), in each case less out-of-pocket expenses associated with the sale or other transaction (e.g., freight costs, credit cards fees, packaging, and similar expenses) excluding selling, general and administrative expenses. For purposes of clause (a) above, Buyer shall not discount certain items of Inventory or allocate the value received upon the sale of multiple items of Inventory in each case in bad faith for the purpose of avoiding payment on the post-Closing purchase price adjustment set forth in this Agreement. Notwithstanding the foregoing, for purposes of Section 2.5, any Royalty paid pursuant to Section 6.3(b) shall constitute an out-of-pocket expense associated with the sale and be deducted from the calculation of Net Sales Proceeds.

“Organizational Documents” means (a) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation and the bylaws of such corporation, (b) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement or operating agreement, (c) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership, (d) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (a) through (c) above in the case of Persons organized as corporations, limited liability companies or limited partnerships and (e) any amendment to any of the foregoing.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, limited liability company, corporation, entity or Governmental Authority.

“Seller Taxes” means, without duplication, (a) any and all Taxes imposed on Sellers for any taxable period, (b) any and all Taxes imposed on or with respect to the Purchased Assets for any taxable period (or portion of any taxable period) ending on or before the Closing Date, (c) any and all Taxes imposed in connection with the transactions contemplated by this Agreement (including any Transfer Taxes), or (d) any and all amounts payable (including Taxes) by Buyer with respect to the Purchased Assets as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) by operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar Law)) or otherwise, which relate to an event or transaction occurring on or before the Closing Date.

“SKU” means the manufacturer part number applicable to a particular product or good.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Return” means any return, declaration, report, claim for refund, information return, notice, form or other documents filed or required to be filed, or maintained or required to be maintained, in connection with the determination, assessment or collection of any Tax of any Person or the administration of any Laws relating to any Tax, including any schedule, statements or attachment thereto or amendment thereof.

“Transaction Documents” means all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

“Transition Ventev Inventory” means Ventev-branded, mobile device accessory inventory and any Apple connectors which Buyer directed Sellers to purchase or consented to Sellers ordering on or after [--], through the Closing Date; provided, however that any such inventory which has been ordered but is in production or in transit as of the Closing shall only constitute Transition Ventev Inventory when it is received by Buyer.

“Transition Ventev Inventory Amount” means an amount equal to [--] of Sellers’ all-in cost with respect to Transition Ventev Inventory held by Sellers as of the Closing (which, for the avoidance of doubt, shall not include any Transition Ventev Inventory [--]), other than Excluded Ventev Inventory.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

9.13Entire Agreement. This Agreement and all the Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and the Transaction Documents set forth the entire understanding of the Parties with respect to the subject matter hereof, and shall not be modified or affected by any other agreement, offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and supersede each such agreement, offer, proposal, statement or representation, including that certain Non-Binding Letter of Intent for Mobile Device Accessories Business, dated as of July 21, 2020, between the Parties, and that certain Confidentiality Agreement, dated as of April 29, 2020 (each of which shall terminate as of the date hereof), between the Parties, and may be modified only by instruments signed by the Parties.
9.14Third Parties. Except as set forth in Article 8, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.
9.15Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement and (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and the term “including” shall mean by way of example and not by way of limitation.
9.16No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.
9.17Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference “to the Knowledge of Sellers,” “to Sellers’ Knowledge,” or words of similar import, it refers to the actual awareness of Sandip Mukjaree, Aric Spitulnik or Elizabeth Robinson as to the existence or absence of facts or circumstances that are the subject of such representations and warranties after due inquiry.
9.18Schedules. The inclusion of any matter in any section or subsection of the Disclosure Schedule shall be deemed to be an inclusion in any other referenced section of subsection of the Disclosure Schedules if it is readily apparent on the face of such disclosure that the disclosure applies to such other referenced section or subsection. Inclusion of any matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by a Party or otherwise imply that any such matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement. Any capitalized terms used but not defined in any section of the Disclosure Schedule shall have the same meaning assigned to such term herein.

9.19Injunctive Relief; Specific Performance.
(a)The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement the Chancery Court of the State of Delaware or, if such court does not have jurisdiction, the United States District Court for the District of Delaware and, in any action for specific performance, each Party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, such right of specific performance being in addition to any other remedy to which such Party is entitled at law or in equity (subject to the limitations set forth in this Agreement). Notwithstanding anything to the contrary in this Agreement or otherwise: (i) neither Party shall be entitled to specific performance or other equitable relief under this Section 9.19(a) if this Agreement has been validly terminated in accordance with Section 7.1; and (b) while a Party’s pursuit of specific performance at any time shall not be deemed to constitute an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, under no circumstances shall a Party or any of its Affiliates, directly or indirectly, be permitted or entitled to receive both a grant of specific performance or other equitable relief (other than to prevent breaches of any restrictive covenants contained herein), on the one hand, and the payment of any monetary damages (including, for the avoidance of doubt, due to a “willful breach,” Sellers’ retention of the Deposit Amount or Buyer’s receipt of the Termination Payment), on the other hand.
(b)Notwithstanding Section 9.19(a) (but subject to the last sentence thereof and the other limitations set forth therein), it is explicitly agreed that the right of Sellers to seek an injunction, specific performance or other equitable remedies in connection with enforcing Buyer’s obligations to consummate the transactions contemplated hereby and to effect the Closing shall be subject to the requirements that: (i) all of the conditions set forth in Section 5.4(a) and 5.4(c) (other than those conditions that by their nature are to be satisfied at the Closing and that are capable of being so satisfied) have been satisfied (and continue to be satisfied) or waived in accordance with this Agreement at the time that the Closing would have occurred or been required to occur pursuant to Section 5.1; (ii) Sellers have delivered to Buyer the notice required by Section 7.1(e); and (iii) Buyer fails to consummate the Closing in the time period required by Section 7.1(e).
(c)Notwithstanding Section 9.19(a) (but subject to the last sentence thereof and the other limitations set forth therein), it is explicitly agreed that the right of Buyer to seek an injunction, specific performance or other equitable remedies in connection with enforcing Sellers’ obligations to consummate the transactions contemplated hereby and to effect the Closing shall be subject to the requirements that: (i) all of the conditions set forth in Section 5.4(a) and 5.4(b) (other than those conditions that by their nature are to be satisfied at the Closing and that are capable of being so satisfied) have been satisfied (and continue to be satisfied) or waived in accordance with this Agreement at the time that the Closing would have occurred or been required to occur pursuant to Section 5.1; (ii) Buyer has confirmed to Sellers in writing that it is ready, willing and able to consummate the transactions contemplated by this Agreement and that if specific performance is granted the Closing will occur, and Sellers have failed to consummate the transactions contemplated by this Agreement within seven (7) Business Days of receipt of such written confirmation (or the Outside Date, if earlier).

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

TESSCO TECHNOLOGIES INCORPORATED

By:/s/ Aric Spitulnik

Name:Aric Spitulnik

Its:CFO

TESSCO INCORPORATED

By:/s/ Aric Spitulnik

Name:Aric Spitulnik

Its:CFO

TESSCO COMMUNICATIONS INCORPORATED

By:/s/ Aric Spitulnik

Name:Aric Spitulnik

Its:CFO

BUYER:

VOICE COMM, LLC

By:/s/Derek Weiss

Name:Derek Weiss

Its:Chief Executive Officer